Exhibit 10.5

Execution Copy

AMENDED AND RESTATED KSURE COVERED FACILITY AGREEMENT

Dated as of June 30, 2015

among

SABINE PASS LIQUEFACTION, LLC,

as Borrower,

THE KOREA DEVELOPMENT BANK, NEW YORK BRANCH,

as the KSURE Covered Facility Agent,

SOCIÉTÉ GÉNÉRALE,

as the Common Security Trustee,

and

THE FINANCIAL INSTITUTIONS

now or hereafter party hereto, as KSURE Covered Facility Lenders,

and for the benefit of

THE KOREA DEVELOPMENT BANK,

as Mandated Lead Arranger

and

HANA BANK NEW YORK AGENCY,

as Manager

ARTICLE 6	CONDITIONS PRECEDENT	28

6.01	Conditions to Closing Date	28
6.02	Conditions to KSURE Covered Facility Initial Advance	28
6.03	Conditions to Train 6 Initial Advance	28
6.04	Conditions to Each KSURE Covered Facility Loan Borrowing	29

ARTICLE 7	COVENANTS	29

7.01	Incorporation of Common Terms Agreement	29
7.02	Exhibit E Updates	29

ARTICLE 8	DEFAULT AND ENFORCEMENT	29

8.01	Events of Default under the Common Terms Agreement	29
8.02	Claims under the KSURE Insurance Policy	30
8.03	Acceleration Upon Bankruptcy	30
8.04	Acceleration Upon Other Event of Default	30
8.05	Action Upon Event of Default	30
8.06	Application of Proceeds	31

ARTICLE 9	THE KSURE COVERED FACILITY AGENT	32

9.01	Appointment and Authority	32
9.02	Rights as a Lender or Secured Hedging Party	33
9.03	Exculpatory Provisions	33
9.04	Reliance by KSURE Covered Facility Agent	34
9.05	Delegation of Duties	35
9.06	Indemnification by the KSURE Covered Facility Lenders	35
9.07	Resignation or Removal of KSURE Covered Facility Agent	35
9.08	No Amendment to Duties of KSURE Covered Facility Agent Without Consent	36
9.09	Non-Reliance on KSURE Covered Facility Agent	37
9.10	No Mandated Lead Arranger, Manager Duties	37
9.11	Certain Obligations	37
9.12	KSURE Insurance	38
9.13	Voting	38
9.14	KSURE Override	38

ARTICLE 10	SUBROGATION AND REIMBURSEMENT	39

10.01	KSURE Insurance	39
10.02	Obligations Unconditional	39

ARTICLE 11	MISCELLANEOUS PROVISIONS	39

11.01	Amendments, Etc.	39
11.02	Entire Agreement	42
11.03	Applicable Government Rule; Jurisdiction; Etc.	42
11.04	Assignments	43
11.05	Benefits of Agreement	47
11.06	Costs and Expenses	47

11.07	Counterparts; Effectiveness	48
11.08	Indemnification by the Borrower	49
11.09	Interest Rate Limitation	50
11.10	No Waiver; Cumulative Remedies	50
11.11	Notices and Other Communications	51
11.12	Patriot Act Notice	53
11.13	Payments Set Aside	53
11.14	Right of Setoff	54
11.15	Severability	54
11.16	Survival	54
11.17	Treatment of Certain Information; Confidentiality	54
11.18	Waiver of Consequential Damages, Etc.	56
11.19	Waiver of Litigation Payments	56
11.20	Reinstatement	56
11.21	No Recourse	57
11.22	Intercreditor Agreement	57
11.23	Termination	57
11.24	Liability of KSURE	58

SCHEDULES

Schedule 2.01	-	KSURE Covered Facility Commitments
Schedule 3.01(a)	-	Amortization Schedule
Schedule 11.11	-	Notice Information

EXHIBITS

Exhibit A	-	Definitions
Exhibit B	-	Form of KSURE Covered Facility Note
Exhibit C	-	Form of Lender Assignment Agreement (Commitment and Loans)
Exhibit D-1	-	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-2	-	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-3	-	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D-4	-	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E	-	Projected Balance

This AMENDED AND RESTATED KSURE COVERED FACILITY AGREEMENT (this “Agreement”), dated as of June 30, 2015, is made among SABINE PASS LIQUEFACTION, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Borrower”), THE KOREA DEVELOPMENT BANK, NEW YORK BRANCH as the KSURE Covered Facility Agent, SOCIÉTÉ GÉNÉRALE, as the Common Security Trustee and each of the KSURE Covered Facility Lenders from time to time party hereto.

W I T N E S S E T H :

WHEREAS, Sabine Pass LNG, L.P. (“SPLNG”), an indirect wholly owned subsidiary of Cheniere Energy Partners, L.P. (the “Sponsor”), owns and operates the Sabine Pass LNG Terminal (“Sabine Pass Terminal”) located in Cameron Parish, Louisiana. The Sabine Pass Terminal has LNG regasification and send-out capacity of approximately 4.3 Bcf/d, storage capacity of approximately 16.9 Bcfe and two marine berths;

WHEREAS, the Borrower intends to design, engineer, develop, procure, construct, install, complete, own, operate and maintain up to six liquefaction trains, each with a nominal production capacity of at least 182,500,000 MMBtu per annum, that will add liquefaction services at the Sabine Pass Terminal and convert the Sabine Pass Terminal into a facility capable of liquefying and exporting domestic U.S. natural gas in addition to importing and regasifying foreign-sourced LNG;

WHEREAS, the Borrower, the Secured Debt Holder Group Representatives party thereto, the Secured Hedge Representatives party thereto, the Secured Gas Hedge Representatives party thereto, the Common Security Trustee and the Intercreditor Agent entered into that certain Common Terms Agreement, dated as of July 31, 2012, as amended by that certain First Amendment to Common Terms Agreement, dated as of November 6, 2012, as further amended by that certain Omnibus Amendment, dated as of January 9, 2013, and as further amended by that certain Second Omnibus Amendment (the “Second Omnibus Amendment”), dated as of January 9, 2013, and as amended and restated by the Amended and Restated Common Terms Agreement, dated May 28, 2013, as amended by that certain Amendment to the Common Terms Agreement, dated as of November 20, 2013, as further amended by that certain Amendment to the Common Terms Agreement, dated as of April 10, 2014, as further amended by that certain Amendment to the Common Terms Agreement, dated as of June 10, 2014, as further amended by that certain Amendment to the Common Terms Agreement, dated as of May 12, 2015 (as so amended and restated, the “Amended and Restated Common Terms Agreement”), that sets out certain provisions regarding, among other things, common representations and warranties of the Borrower, common covenants of the Borrower, and common Events of Default under certain of the Secured Debt Instruments (as defined in the Amended and Restated Common Terms Agreement);

WHEREAS, the Borrower, the Commercial Banks Facility Agent, the Common Security Trustee, and the Commercial Bank Lenders party thereto (in their capacity as construction/term loan lenders thereunder) entered into that certain Credit Agreement (Term Loan A), dated as of July 31, 2012, as amended by the Second Omnibus Amendment (as so amended, the “Original Credit Agreement”) and as amended and restated by the Amended and Restated Credit Agreement (Term Loan A), dated as of May 28, 2013, and as amended by that certain First Amendment to the Amended and Restated Credit Agreement (Term Loan A), dated as of March 21, 2014 (as so amended and restated, the “Amended and Restated Credit Agreement”), pursuant to which such Commercial Bank Lenders party thereto (in such capacity) agreed to provide, upon the terms and conditions set forth therein, the loans described therein and to finance the construction of the first four trains of the Project;

WHEREAS, the Borrower, the Secured Debt Holder Group Representatives party thereto, the Secured Hedge Representatives party thereto, the Secured Gas Hedge Representatives party thereto, the Common Security Trustee and the Intercreditor Agent have entered into that certain Intercreditor Agreement, dated as of July 31, 2012, as amended by the Second Omnibus Amendment, as amended and restated by the Amended and Restated Intercreditor Agreement, dated as of May 28, 2013 (as so amended and restated, the “Amended and Restated Intercreditor Agreement”), that, among other things, governs the relationship among the Secured Parties and regulates the claims of the Secured Parties under the Amended and Restated Common Terms Agreement against the Borrower and the enforcement by the Secured Parties under the Amended and Restated Common Terms Agreement of the Security (as defined in the Amended and Restated Common Terms Agreement), including the method of voting and decision making, and the appointment of the Intercreditor Agent for the purposes set forth therein;

WHEREAS, as of the date hereof, pursuant to that certain Indenture, dated as of February 1, 2013, as supplemented by a first supplemental indenture, dated as of April 16, 2013, a second supplemental indenture, dated as of April 16, 2013, a third supplemental indenture, dated as of November 25, 2013, a fourth supplemental indenture, dated as of May 20, 2014, a fifth supplemental indenture, dated as of May 20, 2014, and a sixth supplemental indenture, dated as of March 3, 2015, the Borrower has issued Senior Bonds in one or more series in the aggregate principal amount of eight billion five hundred million Dollars ($8,500,000,000) constituting Replacement Debt and resulting in cancellation of Facility Commitments such that, as of the date hereof, the aggregate Facility Commitments remaining available amount to eight hundred ninety-nine million one hundred twenty-three thousand nine hundred ninety-four Dollars and seven cents ($899,123,994.07);

WHEREAS, the Borrower, the Commercial Bank Lenders and certain other parties thereto, as applicable, desire to amend and restate the Amended and Restated Credit Agreement and certain other Transaction Documents, as set forth below, the KSURE Covered Facility Lenders desire to amend and restate the KSURE Covered Facility Agreement, and KEXIM, the KEXIM Covered Facility Lenders, and certain other Holders of Senior Debt, if applicable, desire to establish certain additional credit facilities in order to provide funds which are to be used, along with the Funded Equity to finance the design, engineering, development, procurement, construction, installation, completion, ownership, operation and maintenance of the relevant trains of the Project, to pay certain fees and expenses associated with the Financing Documents and the Senior Debt, fund the Senior Debt Facilities Debt Service Reserve Account, fund operating and working capital expenses associated with the relevant trains of the Project, issue letters of credit and as further described herein and in the other Financing Documents;

WHEREAS, the Borrower and KEXIM, an official export credit agency promoting the sound development of the Korean national economy by providing finance required for overseas economic cooperation, such as export and import, overseas investment and exploitation of overseas resources as provided in Article 1 of the Export-Import Bank of Korea Act, are entering into that certain KEXIM Direct Facility Agreement, pursuant to which KEXIM will provide upon the terms and conditions set forth therein, the loans described therein to finance the construction of the relevant trains of the Project;

WHEREAS, the Borrower, the KEXIM Facility Agent, the Common Security Trustee, KEXIM and the KEXIM Covered Facility Lenders are entering into that certain KEXIM Covered Facility Agreement, pursuant to which the KEXIM Covered Facility Lenders will provide, upon the terms and conditions set forth therein, the loans described therein to finance the construction of the relevant trains of the Project and, in connection therewith and as a condition thereto, KEXIM will issue the KEXIM Guarantee to provide, upon the terms and conditions set forth therein, credit support to the KEXIM Covered Facility Lenders;

WHEREAS, the Borrower, the Commercial Banks Facility Agent, the Common Security Trustee, and the Commercial Bank Lenders are entering into an Amended and Restated Credit Agreement (Term Loan A), pursuant to which the Commercial Bank Lenders will provide upon the terms and conditions set forth therein, the loans described therein to finance the construction of the relevant trains of the Project;

WHEREAS, the Borrower, the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee and the Intercreditor Agent are entering into a new Intercreditor Agreement in order to amend and restate the Amended and Restated Intercreditor Agreement and, among other things, regulate the relationship among the Secured Parties and regulate the claims of the Secured Parties against the Borrower and the enforcement by the Secured Parties of the Security, including the method of voting and decision making, and the appointment of the Intercreditor Agent for the purposes set forth therein;

WHEREAS, the Borrower has granted certain Security in the Collateral for the benefit of the Secured Parties pursuant to the Security Documents;

WHEREAS, the Borrower, the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee, and the Intercreditor Agent are entering into a new Common Terms Agreement in order to amend and restate the Amended and Restated Common Terms Agreement and set out certain provisions regarding, among other things: (a) common representations and warranties of the Borrower; (b) common covenants of the Borrower; and (c) common Events of Default under certain of the Secured Debt Instruments;

WHEREAS, the Borrower has requested that the KSURE Covered Facility Agent, the Common Security Trustee and the KSURE Covered Facility Lenders establish a credit facility, pursuant to which the KSURE Covered Facility Lenders will provide, upon the terms and conditions set forth herein, the loans described herein to finance the construction of the relevant trains of the Project and, in connection herewith and as a condition hereto, KSURE will issue the KSURE Insurance to provide, upon the terms and conditions set forth therein, credit support to the KSURE Covered Facility Lenders; and

WHEREAS, the KSURE Covered Facility Lenders are willing to make such credit facility available upon and subject to the terms and conditions hereinafter set forth.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.01 Defined Terms. Unless the context shall otherwise require, or unless otherwise defined herein in Exhibit A, capitalized terms used herein shall have the meanings provided in the Common Terms Agreement.

1.02 Principles of Interpretation. Unless the context shall otherwise require, or unless otherwise provided herein, this Agreement shall be governed by the principles of interpretation in Section 1.2 (Interpretation) of the Common Terms Agreement, mutatis mutandis. In the event of any conflict between the terms of this Agreement and the terms of the Common Terms Agreement, the terms of this Agreement shall prevail as among the parties hereto.

1.03 UCC Terms. Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the respective meanings given to those terms in the UCC.

1.04 Accounting and Financial Determinations. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Section 1.4 (Accounting and Financial Determinations) of the Common Terms Agreement.

ARTICLE 2

COMMITMENTS AND BORROWING

On the terms, subject to the conditions and relying upon the representations and warranties herein set forth:

2.01 KSURE Covered Facility Loans. (a) Each KSURE Covered Facility Lender, severally and not jointly, shall make loans (each such loan, a “KSURE Covered Facility Loan”) to the Borrower in an aggregate principal amount not in excess of the KSURE Covered Facility Commitment of such KSURE Covered Facility Lender, from time to time during the Availability Period, but not more frequently than twice monthly; provided that, after giving effect to the making of any KSURE Covered Facility Loans, the aggregate outstanding principal amount of all KSURE Covered Facility Loans shall not exceed the Aggregate KSURE Covered Facility Commitment.

(b) Each KSURE Covered Facility Loan Borrowing shall be in an amount specified in a Borrowing Notice delivered pursuant to Section 2.3 (Borrowing Notice Requirements) of the Common Terms Agreement.

(c) Proceeds of the KSURE Covered Facility Loans shall be deposited into the Construction Account solely to fund Project Costs, subject to the terms and conditions set forth herein.

(d) KSURE Covered Facility Loans repaid or prepaid may not be reborrowed.

2.02 Notice of Borrowings. (a) From time to time, but no more frequently than twice monthly, subject to the limitations set forth in Section 2.01 (KSURE Covered Facility Loans), the Borrower may request a KSURE Covered Facility Loan Borrowing by delivering to the KSURE Covered Facility Agent a properly completed Borrowing Notice pursuant to and in accordance with Section 2.3 (Borrowing Notice Requirements) of the Common Terms Agreement.

(b) The KSURE Covered Facility Agent shall promptly (and in no event later than 12:00 p.m., Seoul time, on or before the third Business Day prior to the proposed Borrowing Date) advise each KSURE Covered Facility Lender that has a KSURE Covered Facility Commitment of any Borrowing Notice delivered pursuant to this Section 2.02, together with each such KSURE Covered Facility Lender’s KSURE Covered Facility Loan Commitment Percentage of the requested KSURE Covered Facility Loan Borrowing.

Without limitation of Section 9.11(d) (Certain Obligations), the KSURE Covered Facility Agent shall provide to KSURE (i) copies of each Borrowing Notice requesting the disbursement of any KSURE Covered Facility Loans promptly following receipt thereof and (ii) as promptly as practicable (and in any event within three (3) Business Days) following the making of each KSURE Covered Facility Loan, written notice indicating the amount of such KSURE Covered Facility Loan, the date on which such KSURE Covered Facility Loan was made and the amortization terms applicable thereto.

2.03 Borrowing of Loans. (a) Subject to clause (c) below, each KSURE Covered Facility Lender shall make a KSURE Covered Facility Loan in the amount of its KSURE Covered Facility Loan Commitment Percentage of each KSURE Covered Facility Loan Borrowing on the proposed Borrowing Date by wire transfer of immediately available funds to the KSURE Covered Facility Agent, not later than 1:00 p.m., New York City time, and the KSURE Covered Facility Agent shall transfer and deposit the amounts so received as set forth in Section 2.01(c) (KSURE Covered Facility Loans) for application in accordance with Sections 5.02(b) and (e) (Construction Account) of the Accounts Agreement; provided that, if a KSURE Covered Facility Loan Borrowing does not occur on the proposed Borrowing Date because any condition precedent to such requested KSURE Covered Facility Loan Borrowing herein specified has not been met, the KSURE Covered Facility Agent shall return the amounts so received to each KSURE Covered Facility Lender without interest as soon as possible.

(b) Subject to Section 4.04 (Obligation to Mitigate), each KSURE Covered Facility Lender may (without relieving the Borrower of its obligation to repay a KSURE

Covered Facility Loan in accordance with the terms of this Agreement and the KSURE Covered Facility Notes) at its option fulfill its KSURE Covered Facility Commitments with respect to any such KSURE Covered Facility Loan by causing any domestic or foreign branch or Affiliate of such KSURE Covered Facility Lender to make such KSURE Covered Facility Loan.

(c) Unless the KSURE Covered Facility Agent has been notified in writing by any KSURE Covered Facility Lender prior to a proposed Borrowing Date that such KSURE Covered Facility Lender will not make available to the KSURE Covered Facility Agent its portion of the KSURE Covered Facility Loan Borrowing proposed to be made on such date, the KSURE Covered Facility Agent may assume that such KSURE Covered Facility Lender has made such amounts available to the KSURE Covered Facility Agent on such date and the KSURE Covered Facility Agent in its sole discretion may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the KSURE Covered Facility Agent by such KSURE Covered Facility Lender and the KSURE Covered Facility Agent has made such amount available to the Borrower, the KSURE Covered Facility Agent shall be entitled to recover on demand from such KSURE Covered Facility Lender such corresponding amount plus interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the KSURE Covered Facility Agent to the Borrower to the date such corresponding amount is recovered by the KSURE Covered Facility Agent at an interest rate per annum equal to the Federal Funds Effective Rate. If such KSURE Covered Facility Lender pays such corresponding amount (together with such interest), then such corresponding amount so paid shall constitute such KSURE Covered Facility Lender’s KSURE Covered Facility Loan included in such KSURE Covered Facility Loan Borrowing. If such KSURE Covered Facility Lender does not pay such corresponding amount forthwith upon the KSURE Covered Facility Agent’s demand, the KSURE Covered Facility Agent shall promptly notify the Borrower and the Borrower shall promptly repay such corresponding amount to the KSURE Covered Facility Agent plus interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the KSURE Covered Facility Agent to the Borrower to the date such corresponding amount is recovered by the KSURE Covered Facility Agent at an interest rate per annum equal to the highest LIBOR applicable to the KSURE Covered Facility Loans then outstanding plus the Applicable Margin. If the KSURE Covered Facility Agent receives payment of the corresponding amount from each of the Borrower and such KSURE Covered Facility Lender, the KSURE Covered Facility Agent shall promptly remit to the Borrower such corresponding amount. If the KSURE Covered Facility Agent receives payment of interest on such corresponding amount from each of the Borrower and such KSURE Covered Facility Lender for an overlapping period, the KSURE Covered Facility Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Nothing herein shall be deemed to relieve any KSURE Covered Facility Lender from its obligation to fulfill its KSURE Covered Facility Commitments hereunder and any payment by the Borrower pursuant to this Section 2.03(c) shall be without prejudice to any claim the Borrower may have against a KSURE Covered Facility Lender that shall have failed to make such payment to the KSURE Covered Facility Agent. The failure of any KSURE Covered Facility Lender to make available to the KSURE Covered Facility Agent its portion of the KSURE Covered Facility Loan Borrowing shall not relieve any other KSURE Covered Facility Lender of its obligations, if any, hereunder to make available to the KSURE Covered Facility Agent its portion of the KSURE Covered Facility Loan Borrowing on the date of such KSURE

Covered Facility Loan Borrowing, but no KSURE Covered Facility Lender shall be responsible for the failure of any other KSURE Covered Facility Lender to make available to the KSURE Covered Facility Agent such other KSURE Covered Facility Lender’s portion of the KSURE Covered Facility Loan Borrowing on the date of any KSURE Covered Facility Loan Borrowing. A notice of the KSURE Covered Facility Agent to any KSURE Covered Facility Lender or the Borrower with respect to any amounts owing under this Section 2.03(c) shall be conclusive, absent manifest error.

(d) Each of the KSURE Covered Facility Lenders shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such KSURE Covered Facility Lender resulting from each KSURE Covered Facility Loan made by such KSURE Covered Facility Lender, including the amounts of principal and interest payable and paid to such KSURE Covered Facility Lender from time to time hereunder.

(e) The KSURE Covered Facility Agent shall maintain at the KSURE Covered Facility Agent’s office (i) a copy of any Lender Assignment Agreement delivered to it pursuant to Section 11.04 (Assignments), and (ii) a register for the recordation of the names and addresses of the KSURE Covered Facility Lenders, and all the KSURE Covered Facility Commitments of, and principal amount of and interest on the KSURE Covered Facility Loans owing and paid to, each KSURE Covered Facility Lender pursuant to the terms hereof from time to time and of amounts received by the KSURE Covered Facility Agent from the Borrower and whether such amounts constitute principal, interest, fees or other amounts and each KSURE Covered Facility Lender’s share thereof (the “Register”). The Register shall be available for inspection by the Borrower and any KSURE Covered Facility Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) The entries made by the KSURE Covered Facility Agent in the Register or the accounts maintained by any KSURE Covered Facility Lender shall be conclusive and binding evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that the failure of any KSURE Covered Facility Lender or the KSURE Covered Facility Agent to maintain such Register or accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the KSURE Covered Facility Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any KSURE Covered Facility Lender and the accounts and records of the KSURE Covered Facility Agent in respect of such matters, the accounts and records of the KSURE Covered Facility Agent shall control in the absence of manifest error.

(g) The Borrower agrees that in addition to such accounts or records described in clauses (e) and (f) of this Section 2.03, the KSURE Covered Facility Loans made by each KSURE Covered Facility Lender, upon the request of any KSURE Covered Facility Lender, be evidenced by a KSURE Covered Facility Note duly executed on behalf of the Borrower and shall be dated the date of the KSURE Covered Facility Initial Advance (or, if later, the date of any request therefor by a KSURE Covered Facility Lender). Each such KSURE Covered Facility Note shall have all blanks appropriately filled in and shall be payable to such KSURE Covered Facility Lender and its registered assigns in a principal amount equal to the KSURE Covered Facility Commitment of such KSURE Covered Facility Lender; provided that each KSURE Covered Facility Lender may attach schedules to its respective KSURE Covered Facility Note and endorse thereon the date, amount and maturity of its respective KSURE Covered Facility Loan and payments with respect thereto.

2.04 Termination or Reduction of Commitments. (a) All unused KSURE Covered Facility Commitments, if any, shall be automatically and permanently terminated on the last day of the Availability Period.

(b) Upon any payment or prepayment of the KSURE Covered Facility Loans pursuant to Section 3.01 (Repayment of KSURE Covered Facility Loan Borrowings), Section 3.07 (Optional Prepayment) or Section 3.08 (Mandatory Prepayment), the Aggregate KSURE Covered Facility Commitment shall be automatically and permanently reduced in an amount equal to such payment or prepayment.

(c) The Borrower shall have the right to permanently terminate in whole, and from time to time to permanently reduce in part, the Aggregate KSURE Covered Facility Commitment (in a minimum amount of ten million Dollars ($10,000,000)) in accordance with Section 3.3 (Voluntary Cancellation of Secured Debt) of the Common Terms Agreement; provided that the Borrower shall make such KSURE Covered Facility Commitment reduction contemporaneously and ratably amongst all Facility Loans.

(d) The Borrower shall have the right to permanently terminate the KSURE Covered Facility Commitments of Non-Consenting Lenders in accordance with Section 4.04(d) (Obligation to Mitigate).

(e) All unused KSURE Covered Facility Commitments, if any, shall be terminated upon the occurrence of an Event of Default if required pursuant to Section 8.03 (Acceleration upon Bankruptcy) or Section 8.04 (Acceleration upon Other Event of Default) in accordance with the terms thereof.

ARTICLE 3

PAYMENTS, PREPAYMENTS, INTEREST AND FEES

3.01 Repayment of KSURE Covered Facility Loan Borrowings. (a) The Borrower unconditionally and irrevocably promises to pay to the KSURE Covered Facility Agent for the ratable account of each KSURE Covered Facility Lender the aggregate outstanding principal amount of the KSURE Covered Facility Loans on each Quarterly Payment Date, in accordance with the Amortization Schedule.

(b) Notwithstanding anything to the contrary set forth in Section 3.01(a) above, the final principal repayment installment on the Maturity Date shall in any event be in an amount equal to the aggregate principal amount of all KSURE Covered Facility Loans outstanding on such date.

3.02 Interest Payment Dates. (a) Interest accrued on each KSURE Covered Facility Loan shall be payable, without duplication, on the following dates (each, an “Interest Payment Date”):

(i) with respect to any repayment or prepayment of principal on such KSURE Covered Facility Loan, on the date of each such repayment or prepayment;

(ii) on the Maturity Date; and

(iii) on the last day of each applicable Interest Period.

(b) Interest accrued on the KSURE Covered Facility Loans or other monetary Obligations after the date such amount is due and payable (whether on the Maturity Date, any Quarterly Payment Date, any Interest Payment Date, upon acceleration or otherwise) shall be payable upon demand.

(c) Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the occurrence of an event set forth in Section 9.7 (Bankruptcy; Insolvency) of the Common Terms Agreement and Section 8.01 (Events of Default under the Common Terms Agreement) of this Agreement only to the extent it relates to Section 9.7 (Bankruptcy; Insolvency) of the Common Terms Agreement.

3.03 Interest Rates. (a) The KSURE Covered Facility Loans shall accrue interest at a rate per annum during each Interest Period applicable thereto equal to the sum of LIBOR for such Interest Period of three (3) months, plus the Applicable Margin.

(b) All KSURE Covered Facility Loans shall bear interest from (and including) the first day of the applicable Interest Period to (but excluding) the last day of such Interest Period at the interest rate determined as applicable to such KSURE Covered Facility Loan.

(c) Notwithstanding anything to the contrary, the Borrower shall have, in the aggregate, no more than ten (10) separate KSURE Covered Facility Loan Borrowings outstanding at any one time.

3.04 Post-Maturity Interest Rates; Default Interest Rates. If all or a portion of any Obligation is not paid or deposited when due (whether on the Maturity Date, by acceleration or otherwise), such all or a portion of any Obligation shall bear interest at a rate per annum equal to the sum of (i) two percent (2%), (ii) Applicable Margin, and (iii) the highest LIBOR applicable to the KSURE Covered Facility Loans then outstanding (such sum, the “Default Rate”), from the date of such non-payment until the amount then due is paid in full (after as well as before judgment).

3.05 Interest Rate Determination. The KSURE Covered Facility Agent shall determine the interest rate applicable to the KSURE Covered Facility Loans and shall give prompt notice of such determination to the Borrower, the KSURE Covered Facility Lenders and KSURE. In each such case, the KSURE Covered Facility Agent’s determination of the applicable interest rate shall be conclusive in the absence of manifest error.

3.06 Computation of Interest and Fees. (a) All computations of interest for KSURE Covered Facility Loans shall be made on the basis of a 360-day year and actual days elapsed.

(b) Interest shall accrue on each KSURE Covered Facility Loan for the day on which the KSURE Covered Facility Loan is made, and shall not accrue on a KSURE Covered Facility Loan, or any portion thereof, for the day on which the KSURE Covered Facility Loan or such portion is paid; provided, that any KSURE Covered Facility Loan that is repaid on the same day on which it is made shall bear interest for one (1) day.

(c) Each determination by the KSURE Covered Facility Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

3.07 Optional Prepayment. (a) The Borrower shall have the right to prepay the KSURE Covered Facility Loans on not less than five (5) Business Days’ prior written notice to KSURE and the KSURE Covered Facility Agent at any time following the end of the Availability Period, as provided in Section 3.2 (Voluntary Prepayment of Secured Debt) of the Common Terms Agreement, subject to the terms and conditions of Section 3 (Repayment and Prepayments) of the Common Terms Agreement.

(b) Any partial prepayment of the KSURE Covered Facility Loans under this Section 3.07 shall be in an amount that is not less than the amount specified in Section 3.2 (Voluntary Prepayment of Secured Debt) of the Common Terms Agreement.

(c) All prepayments under this Section 3.07 shall be made by the Borrower to the KSURE Covered Facility Agent for the account of KSURE Covered Facility Lenders and shall be applied by the KSURE Covered Facility Agent in accordance with Section 3.07(d). Each notice of optional prepayment will be irrevocable, except that a notice of prepayment given by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities and/or the issuance of other debt, in which case such notice may be revoked by the Borrower (by notice to KSURE and the KSURE Covered Facility Agent on or prior to the specified effective date) if such condition is not satisfied. The Borrower shall pay any Break Costs incurred by any KSURE Covered Facility Secured Party as a result of such notice and revocation.

(d) With respect to each prepayment to be made pursuant to this Section 3.07, on the date specified in the notice of prepayment delivered pursuant to Section 3.07(a), the Borrower shall pay to the KSURE Covered Facility Agent the sum of the following amounts:

(i) the principal of, and accrued but unpaid interest on, the KSURE Covered Facility Loans to be prepaid;

(ii) any additional amounts required to be paid under Section 4.05 (Funding Losses); and

(iii) any other Obligations due to the respective KSURE Covered Facility Lenders in connection with any prepayment under the Financing Documents.

(e) Amounts of any KSURE Covered Facility Loans prepaid pursuant to this Section 3.07 may not be reborrowed.

3.08 Mandatory Prepayment. (a) The Borrower shall be required to prepay the KSURE Covered Facility Loans in accordance with Sections 3.4 (Mandatory Prepayment of Secured Debt) of the Common Terms Agreement, subject to the terms and conditions of Section 3 (Repayment and Prepayments) of the Common Terms Agreement.

(b) With respect to each prepayment to be made pursuant to this Section 3.08, on the date required pursuant to Section 3.4 (Mandatory Prepayment of Secured Debt) of the Common Terms Agreement, the Borrower shall pay to the KSURE Covered Facility Agent the sum of the following amounts:

(i) the principal of, and accrued but unpaid interest on, the KSURE Covered Facility Loans to be prepaid;

(ii) any additional amounts required to be paid under Section 4.05 (Funding Losses);

(iii) any other Obligations due to the respective KSURE Covered Facility Lenders in connection with any prepayment under the Financing Documents.

(c) Amounts of any KSURE Covered Facility Loans prepaid pursuant to this Section 3.08 may not be reborrowed.

(d) If the Borrower chooses to incur Replacement Debt pursuant to Section 2.6 (Replacement Debt) of the Common Terms Agreement, the Borrower shall use the proceeds of such Replacement Debt, on a pro rata basis, other than in the case of Section 2.6(j)(ii) of the Common Terms Agreement, with respect to all other Senior Debt Instruments that require such prepayment, to prepay the KSURE Covered Facility Debt.

3.09 Time and Place of Payments. (a) The Borrower shall make each payment (including any payment of principal of or interest on any KSURE Covered Facility Loan or any Fees or other Obligations) hereunder without setoff, deduction or counterclaim not later than 12:00 p.m., New York City time, on the date when due in Dollars and, in immediately available funds, to the KSURE Covered Facility Agent at the following account: A/C# 400803798, ABA# 021000021 Attn: Tim Lee, Ref: Senior Secured Credit Facility for Sabine Pass Liquefaction, LLC., or at such other office or account as may from time to time be specified by the KSURE Covered Facility Agent to the Borrower. Funds received after 12:00 p.m., New York City time, shall be deemed to have been received by the KSURE Covered Facility Agent on the next succeeding Business Day.

(b) The KSURE Covered Facility Agent shall promptly remit in immediately available funds to each KSURE Covered Facility Secured Party its share, if any, of any payments received by the KSURE Covered Facility Agent for the account of such KSURE Covered Facility Secured Party.

(c) Whenever any payment (including any payment of principal of or interest on any KSURE Covered Facility Loan or any Fees or other Obligations) hereunder shall become due, or otherwise would occur on a day that is not a Business Day, such payment shall (except as otherwise required by the proviso to the definition of “Interest Period”) be made on the immediately succeeding Business Day, and such increase of time shall in such case be included in the computation of interest or Fees, if applicable.

3.10 Borrowings and Payments Generally. (a) Unless the KSURE Covered Facility Agent has received notice from the Borrower prior to the date on which any payment is due to the KSURE Covered Facility Agent for the account of the KSURE Covered Facility Lenders hereunder that the Borrower will not make such payment, the KSURE Covered Facility Agent may assume that the Borrower has made such payment on such date in accordance with this Agreement and may, in reliance upon such assumption, distribute to the KSURE Covered Facility Lenders the amount due. If the Borrower has not in fact made such payment, then each of the KSURE Covered Facility Lenders severally agrees to repay to the KSURE Covered Facility Agent forthwith on demand the amount so distributed to such KSURE Covered Facility Lender in immediately available funds with interest thereon, for each day from (and including) the date such amount is distributed to it to (but excluding) the date of payment to the KSURE Covered Facility Agent, at the Federal Funds Effective Rate. A notice of the KSURE Covered Facility Agent to any KSURE Covered Facility Lender with respect to any amount owing under this Section 3.10 shall be conclusive, absent manifest error.

(b) Nothing herein shall be deemed to obligate any KSURE Covered Facility Lender to obtain funds for any KSURE Covered Facility Loan in any particular place or manner or to constitute a representation by any KSURE Covered Facility Lender that it has obtained or will obtain funds for any KSURE Covered Facility Loan in any particular place or manner.

(c) The Borrower hereby authorizes each KSURE Covered Facility Lender, if and to the extent payment owed to such KSURE Covered Facility Lender is not made when due under this Agreement or under the KSURE Covered Facility Notes held by such KSURE Covered Facility Lender, to charge from time to time against any or all of the Borrower’s accounts with such KSURE Covered Facility Lender any amount so due.

3.11 Fees. (a) From and including the date hereof until the end of the Availability Period, the Borrower agrees to pay to the KSURE Covered Facility Agent, for the account of the KSURE Covered Facility Lenders, on each Interest Payment Date, a commitment fee (the “Commitment Fee”) at a rate per annum equal to 40% of the Applicable Margin on the average daily amount by which the Aggregate KSURE Covered Facility Commitment exceeds the aggregate outstanding principal amount of the KSURE Covered Facility Loans during the Fiscal Quarter (or portion thereof) then ended; provided that all Commitment Fees shall be payable in arrears and computed on the basis of the actual number of days elapsed in a year of 360 days, as prorated for any partial quarter, as applicable. Notwithstanding the foregoing, the Borrower will not be required to pay any Commitment Fee to any KSURE Covered Facility Lender with respect to any period in which such KSURE Covered Facility Lender was a Defaulting Lender.

(b) From and including the date hereof until the Final Maturity Date, the Borrower agrees to pay (i) for so long as no KSURE Insurance Trigger Event shall exist, to KSURE, or (ii) during the period in which a KSURE Insurance Trigger Event shall exist, to the KSURE Covered Facility Agent for the ratable benefit of the KSURE Covered Facility Lenders, in each case, (A) in advance, on the Closing Date and on the last Business Day of each Fiscal

Quarter (starting with the Fiscal Quarter in which the Closing Date occurs), a fee in an amount equal to the product of (1) the Quarterly KSURE Premium for the next succeeding Fiscal Quarter (or, for payment on the Closing Date, for the Fiscal Quarter in which the Closing Date occurs), multiplied by (2) the Projected Balance for such next succeeding Fiscal Quarter (or, for payment on the Closing Date, for the Fiscal Quarter in which the Closing Date occurs), and (B) concurrently with any Additional Advance in a Fiscal Quarter, a fee (which fee may be paid from the proceeds of such Additional Advance) in an amount equal to the product of (1) the Quarterly KSURE Premium for such Fiscal Quarter, multiplied by (2) the amount of such Additional Advance (the sum of (A) and (B), the “KSURE Premium”); provided, if the Borrower fails to pay any KSURE Premium, the KSURE Covered Facility Lenders may, in their sole discretion, make such payment on behalf of the Borrower, and the Borrower shall reimburse the KSURE Covered Facility Lenders to the extent of any such payment immediately upon demand.

(c) The Borrower agrees to pay to the KSURE Covered Facility Agent, for the account of each KSURE Covered Facility Lender, a front-end fee (the “Front-End Fee”) in an amount equal to the aggregate of the fees specified for each KSURE Covered Facility Lender in the Upfront fees for commitments to the KSURE Covered Facility under the Sabine Pass Liquefaction, LLC Train 1 – 5 financing letter, dated as of June 29, 2015, from Cheniere Energy Partners, L.P. and SG Americas Securities, LLC to the KSURE Covered Facility Agent, which fee shall be paid on the earlier of (i) the KSURE Covered Facility Initial Advance (in which case such fee may be paid from the proceeds of the KSURE Covered Facility Initial Advance), and (ii) the date that is sixty (60) days after the date of this Agreement.

(d) The Borrower agrees to pay or cause to be paid to the KSURE Covered Facility Agent for the account of the KSURE Covered Facility Lenders and the KSURE Covered Facility Agent, additional fees in the amounts and at the times from time to time agreed to by the Borrower and the KSURE Covered Facility Agent, including pursuant to any fee letter with a KSURE Covered Facility Lender.

(e) All Fees shall be paid on the dates due in immediately available funds. Once paid, none of the Fees shall be refundable under any circumstances.

3.12 Pro Rata Treatment. (a) Each KSURE Covered Facility Loan Borrowing and, except as otherwise provided in Section 4.01 (LIBOR Lending Unlawful), each reduction of commitments of any type, pursuant to Section 2.04 (Termination or Reduction of Commitments) or otherwise, shall be allocated by the KSURE Covered Facility Agent pro rata among the KSURE Covered Facility Loan Lenders in accordance with their respective KSURE Covered Facility Loan Commitment Percentages.

(b) Except as otherwise required under Section 3.07 (Optional Prepayment), Section 3.08 (Mandatory Prepayment) or ARTICLE 4 (LIBOR And Tax Provisions), each payment or prepayment of principal of the KSURE Covered Facility Loans shall be allocated by the KSURE Covered Facility Agent pro rata among the KSURE Covered Facility Lenders in accordance with the respective principal amounts of their outstanding KSURE Covered Facility Loans, and each payment of interest on the KSURE Covered Facility Loans shall be allocated by the KSURE Covered Facility Agent pro rata among the KSURE Covered Facility Lenders in accordance with the respective interest amounts outstanding on their KSURE Covered Facility Loans. Each payment of the Commitment Fee shall be allocated by the KSURE Covered Facility Agent pro rata among the KSURE Covered Facility Lenders in accordance with their respective KSURE Covered Facility Loan Commitments.

3.13 Sharing of Payments. (a) If any KSURE Covered Facility Lender obtains any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any KSURE Covered Facility Loan (other than pursuant to the terms of ARTICLE 4 (LIBOR And Tax Provisions)) in excess of its pro rata share of payments then or therewith obtained by all KSURE Covered Facility Lenders holding KSURE Covered Facility Loans, such KSURE Covered Facility Lender shall purchase from the other KSURE Covered Facility Lenders (for cash at face value) such participations in KSURE Covered Facility Loans made by them as shall be necessary to cause such purchasing KSURE Covered Facility Lender to share the excess payment or other recovery ratably with each of them; provided, however, that, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing KSURE Covered Facility Lender, the purchase shall be rescinded and each KSURE Covered Facility Lender that has sold a participation to the purchasing KSURE Covered Facility Lender shall repay to the purchasing KSURE Covered Facility Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling KSURE Covered Facility Lender’s ratable share (according to the proportion of (x) the amount of such selling KSURE Covered Facility Lender’s required repayment to the purchasing KSURE Covered Facility Lender to (y) the total amount so recovered from the purchasing KSURE Covered Facility Lender) of any interest or other amount paid or payable by the purchasing KSURE Covered Facility Lender in respect of the total amount so recovered. The Borrower agrees that any KSURE Covered Facility Lender so purchasing a participation from another KSURE Covered Facility Lender pursuant to this Section 3.13(a) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 11.14 (Right of Setoff)) with respect to such participation as fully as if such KSURE Covered Facility Loan were the direct creditor of the Borrower in the amount of such participation. The provisions of this Section 3.13 shall not be construed to apply to any payment by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by any KSURE Covered Facility Lender as consideration for the assignment or sale of a participation in any of its KSURE Covered Facility Loans.

(b) If under any applicable bankruptcy, insolvency or other similar law, any KSURE Covered Facility Lender receives a secured claim in lieu of a setoff to which this Section 3.13 applies, such KSURE Covered Facility Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the KSURE Covered Facility Lenders entitled under this Section 3.14 to share in the benefits of any recovery on such secured claim.

ARTICLE 4

LIBOR AND TAX PROVISIONS

4.01 LIBOR Lending Unlawful. (a) In the event that it becomes unlawful or, by reason of a Change in Law, any KSURE Covered Facility Lender is unable to honor its obligation to make or maintain KSURE Covered Facility Loans at LIBOR, then such KSURE Covered Facility Lender will promptly notify the Borrower of such event (with a copy to the KSURE Covered Facility Agent) and (i) such KSURE Covered Facility Lender’s obligation to make or to continue KSURE Covered Facility Loans at LIBOR shall be suspended until such time as such KSURE Covered Facility Lender may again make and maintain KSURE Covered Facility Loans at LIBOR and (ii) the Borrower shall convert such KSURE Covered Facility Lender’s portion of any outstanding KSURE Covered Facility Loans at LIBOR into loans whose rate basis is determined following the procedures outlined in Section 4.02 (Inability to Determine Interest Rates) effective as of the date of effectiveness of such Change in Law.

(b) Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 3.04 (Mandatory Prepayment of Secured Debt) of the Common Terms Agreement, if such Change in Law shall so mandate, the Borrower shall prepay in full that portion of the KSURE Covered Facility Loan that such KSURE Covered Facility Lender advises is so affected, on or before such date as shall be mandated by such Change in Law.

(c) At the Borrower’s request, each KSURE Covered Facility Lender agrees to use reasonable efforts, including using reasonable efforts to designate a different lending office for funding or booking its KSURE Covered Facility Loans or to assign its rights and obligations under the Financing Documents to another of its offices, branches or Affiliates, if, in the reasonable judgment of such KSURE Covered Facility Lender, such designation or assignment (i) would eliminate or avoid such illegality and (ii) would not subject such KSURE Covered Facility Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such KSURE Covered Facility Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by such KSURE Covered Facility Lender in connection with any such designation or assignment.

4.02 Inability to Determine Interest Rates. If, prior to the commencement of any Interest Period for a KSURE Covered Facility Loan:

(a) the KSURE Covered Facility Agent reasonably determines that adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period; or

(b) the KSURE Covered Facility Agent is advised by the Required Lenders that such Required Lenders have reasonably determined that LIBOR for such Interest Period will not adequately and fairly reflect the cost to such KSURE Covered Facility Lenders of making or maintaining their KSURE Covered Facility Loans for such Interest Period;

then the KSURE Covered Facility Agent shall give notice thereof (a “Rate Determination Notice”) to the Borrower and the KSURE Covered Facility Lenders by telephone or telecopy as promptly as practicable thereafter and, until the KSURE Covered Facility Agent notifies the Borrower and the KSURE Covered Facility Lenders that the circumstances giving rise to such notice no longer exist (which notice of subsequent change in circumstances shall be given as promptly as practical), (i) during the thirty (30) day period following such Rate Determination Notice (the “Negotiation Period”) the KSURE Covered Facility Agent and the Borrower shall negotiate in good faith with a view to agreeing upon a substitute interest rate basis for such KSURE Covered Facility Loans which shall reflect the cost to the KSURE Covered Facility

Lenders of funding the KSURE Covered Facility Loans from alternative sources (a “Substitute Basis”) and if such Substitute Basis is so agreed upon during the Negotiation Period, such Substitute Basis shall apply in lieu of LIBOR to all Interest Periods commencing on or after the first day of the affected Interest Period and (ii) if a Substitute Basis is not agreed upon during the Negotiation Period, the Borrower may elect to prepay the KSURE Covered Facility Loans; provided, however, that if the Borrower does not elect so to prepay, each affected KSURE Covered Facility Lender shall determine (and shall certify from time to time in a certificate delivered by such KSURE Covered Facility Lender to the KSURE Covered Facility Agent setting forth in reasonable detail the basis of the computation of such amount) the rate basis reflecting the cost to such KSURE Covered Facility Lender of funding the KSURE Covered Facility Loans for the Interest Period commencing on or after the first day of the affected Interest Period, until the circumstances giving rise to such notice have ceased to apply and such rate basis shall be binding upon the Borrower and such KSURE Covered Facility Lenders and shall apply in lieu of LIBOR for the affected Interest Period.

4.03 Increased Costs. (a) (1) If any Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any KSURE Covered Facility Lender; (B) subject the KSURE Covered Facility Agent or any KSURE Covered Facility Lender, or its group, to any Taxes (other than (i) Indemnified Taxes, and (ii) Taxes described in clauses (a) through (d) of the definition of Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (C) impose on any KSURE Covered Facility Lender or the London interbank market any other condition, cost or expense affecting this Agreement or KSURE Covered Facility Loans; and (2) the result of any of the foregoing shall be to increase the cost to such Person of making or maintaining any KSURE Covered Facility Loan (or of maintaining its obligation to make any such KSURE Covered Facility Loan) to the Borrower or to reduce the amount of any sum received or receivable by such Person hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Person such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 4.04 (Obligation to Mitigate)).

(b) If any KSURE Covered Facility Lender reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such KSURE Covered Facility Lender’s capital or (without duplication) on the capital of such KSURE Covered Facility Lender’s holding company, if any, as a consequence of this Agreement or any of the KSURE Covered Facility Loans made by such KSURE Covered Facility Lender, to a level below that which such KSURE Covered Facility Lender, or such KSURE Covered Facility Lender’s holding company, could have achieved but for such Change in Law (taking into consideration such KSURE Covered Facility Lender’s policies and the policies of such KSURE Covered Facility Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon notice by such KSURE Covered Facility Lender, the Borrower shall pay within thirty (30) days following the receipt of such notice to such KSURE Covered Facility Lender such additional amount or amounts as will compensate such KSURE Covered Facility Lender or (without duplication) such KSURE Covered Facility Lender’s holding company in full for any such reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 4.04 (Obligation to Mitigate)). In determining such amount, such KSURE Covered Facility Lender may use any method of averaging and attribution that it (in its sole discretion) shall deem appropriate.

(c) To claim any amount under this Section 4.03, the KSURE Covered Facility Agent or a KSURE Covered Facility Lender, as applicable, shall promptly deliver to the Borrower (with a copy to the KSURE Covered Facility Agent) a certificate setting forth in reasonable detail the amount or amounts necessary to compensate the KSURE Covered Facility Agent or such KSURE Covered Facility Lender or its holding company, as the case may be, under Section 4.03(a) or Section 4.03(b). The Borrower shall pay the KSURE Covered Facility Agent or such KSURE Covered Facility Lender, as applicable, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d) Promptly after the KSURE Covered Facility Agent or KSURE Covered Facility Lender, as applicable, has determined that it will make a request for increased compensation pursuant to this Section 4.03, such Person shall notify the Borrower thereof (with a copy to the KSURE Covered Facility Agent). Failure or delay on the part of the KSURE Covered Facility Agent or KSURE Covered Facility Lender to demand compensation pursuant to this Section 4.03 shall not constitute a waiver of such Person’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Person pursuant to this Section 4.03 for any increased costs or reductions attributable to the failure of such Person to notify Borrower within two hundred twenty-five (225) days after the Change in Law giving rise to those increased costs or reductions of such Person’s intention to claim compensation for those circumstances; provided further that, if the Change in Law giving rise to those increased costs or reductions is retroactive, then the two hundred twenty-five (225) day period referred to above shall be extended to include that period of retroactive effect.

4.04 Obligation to Mitigate. (a) If any KSURE Covered Facility Lender requests compensation under Section 4.03 (Increased Costs), or if the Borrower is required to pay any additional amount to any KSURE Covered Facility Lender or any Government Authority for the account of any KSURE Covered Facility Lender pursuant to Section 4.06 (Taxes), then, such KSURE Covered Facility Lender, if requested by the Borrower in writing, shall use commercially reasonable efforts to designate a different lending office for funding or booking its KSURE Covered Facility Loans hereunder or to assign its rights and obligations under the Financing Documents to another of its offices, branches or Affiliates, if, in the reasonable judgment of such KSURE Covered Facility Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.03 (Increased Costs) or Section 4.06 (Taxes), as applicable, in the future and (ii) would not subject such KSURE Covered Facility Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such KSURE Covered Facility Lender in any material respect, contrary to such KSURE Covered Facility Lender’s normal banking practices or violate any applicable Government Rule. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any KSURE Covered Facility Lender in connection with any such designation or assignment.

(b) Subject to Section 4.04(c), if any KSURE Covered Facility Lender requests compensation under Section 4.03 (Increased Costs), or if the Borrower is required to pay any additional amount to any KSURE Covered Facility Lender or any Government Authority for the account of any KSURE Covered Facility Lender pursuant to Section 4.06

(Taxes) and, in each case, such KSURE Covered Facility Lender has declined or is unable to designate a different lending office or to make an assignment in accordance with Section 4.04(a), or if any KSURE Covered Facility Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice in writing to such KSURE Covered Facility Lender and the KSURE Covered Facility Agent, request such KSURE Covered Facility Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04 (Assignments)), all (but not less than all) its interests, rights and obligations under this Agreement (including all of its KSURE Covered Facility Loans and KSURE Covered Facility Commitments) to an Eligible Assignee that shall assume such obligations (which assignee may be an Eligible Facility Lender, if such Eligible Facility Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the KSURE Covered Facility Agent, (ii) such KSURE Covered Facility Lender shall have received payment of an amount equal to all Obligations of the Borrower owing to such KSURE Covered Facility Lender from such assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other Obligations) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 4.03 (Increased Costs) or payments required to be made pursuant to Section 4.06 (Taxes), such assignment will result in the elimination or reduction of such compensation or payments. A KSURE Covered Facility Lender shall not be required to make any such assignment and delegation if, as a result of a waiver by such KSURE Covered Facility Lender of its rights under Sections 4.03 (Increased Costs) or 4.06 (Taxes), as applicable, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. If, notwithstanding the satisfaction of each of the conditions set forth in Sections 4.03 (Increased Costs) or 4.06 (Taxes), a KSURE Covered Facility Lender refuses to be replaced pursuant to this Section 4.04, the Borrower shall not be obligated to pay such KSURE Covered Facility Lender any of the compensation referred to in this Section 4.04 or any additional amounts incurred or accrued under Sections 4.03 (Increased Costs) or 4.06 (Taxes) from and after the date that such replacement would have occurred but for such KSURE Covered Facility Lender’s refusal. Nothing in this Section 4.04 shall be deemed to prejudice any rights that the Borrower, the KSURE Covered Facility Agent or any KSURE Covered Facility Lender may have against any KSURE Covered Facility Lender that is a Defaulting Lender.

(c) As a condition of the right of the Borrower to remove any KSURE Covered Facility Lender pursuant to Section 4.04(b) and (d), the Borrower shall either (i) arrange for the assignment or novation of any Interest Rate Protection Agreements with such KSURE Covered Facility Lender or any of its Affiliates simultaneously with such removal or (ii) terminate the applicable Interest Rate Protection Agreement and pay any relevant Hedge Termination Value.

(d) If (i) any KSURE Covered Facility Lender (such KSURE Covered Facility Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, consent or termination which pursuant to the terms of Section 11.01 (Amendments, Etc.) requires the consent of all of the KSURE Covered Facility Lenders and with respect to which the Supermajority Lenders shall have granted their consent and (ii) no Event of Default then exists, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace all such Non-Consenting Lenders by requiring such Non-Consenting Lenders to assign all their KSURE Covered Facility Loans and all their KSURE Covered Facility Commitments to one or more Eligible Assignees that are Eligible Transferees; provided that (A) all Non-Consenting Lenders must be replaced with one or more Eligible Facility Lenders that grant the applicable consent, (B) all Obligations of the Borrower owing to such Non-Consenting Lenders being replaced shall be paid in full to such Non-Consenting Lenders concurrently with such assignment and (C) the replacement KSURE Covered Facility Lenders shall purchase the foregoing by paying to such Non-Consenting Lenders a price equal to the amount of such Obligations. In connection with any such assignment, the Borrower, the KSURE Covered Facility Agent, such Non-Consenting Lenders and the replacement KSURE Covered Facility Lenders shall otherwise comply with Section 11.04 (Assignments). With the consent of the Required Lenders, the Borrower shall have the right to use new shareholder funding or amounts on deposit in the Distribution Account that are permitted to be distributed pursuant to Section 5.10(d) (Distribution Account) of the Accounts Agreement to prepay all (and not part only) of the Non-Consenting Lenders’ KSURE Covered Facility Loans and terminate all the Non-Consenting Lenders’ KSURE Covered Facility Commitments subject, in each case, to payment of all accrued interest, fees, costs or expenses due under the Financing Documents to the relevant KSURE Covered Facility Lender.

4.05 Funding Losses. In the event of (a) the payment of any principal of any KSURE Covered Facility Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to borrow, continue or prepay any KSURE Covered Facility Loan on the date specified in any notice delivered pursuant hereto or (c) the assignment of any KSURE Covered Facility Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 4.04 (Obligation to Mitigate), then, in any such event, the Borrower shall compensate each KSURE Covered Facility Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any KSURE Covered Facility Lender shall be deemed to be the amount determined by the KSURE Covered Facility Agent (based upon the information delivered to it by such KSURE Covered Facility Lender) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such KSURE Covered Facility Loan had such event not occurred, at LIBOR that would have been applicable to such KSURE Covered Facility Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue a KSURE Covered Facility Loan, for the period that would have been the Interest Period for such KSURE Covered Facility Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such KSURE Covered Facility Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the LIBOR market. To claim any amount under this Section 4.05, the KSURE Covered Facility Agent shall promptly deliver to the Borrower a certificate setting forth in reasonable detail any amount or amounts that the applicable KSURE Covered Facility Lender is entitled to receive pursuant to this Section 4.05 (including calculations, in reasonable detail, showing how the KSURE Covered Facility Agent computed such amount or amounts), which certificate shall be based upon the information delivered to the KSURE Covered Facility Agent by such KSURE Covered Facility Lender. The Borrower shall pay to the KSURE Covered Facility Agent for the benefit of the applicable KSURE Covered Facility Lender the amount due and payable and set forth on any such certificate within thirty (30) days after receipt thereof.

4.06 Taxes. For purposes of this Section 4.06, the term “applicable Governmental Rule” includes FATCA.

(a) Payment Free of Taxes. Any and all payments on account of any Obligations shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by applicable Government Rule; provided that, if the Withholding Agent is required to deduct or withhold any Taxes from those payments pursuant to applicable Government Rule, then (i) the applicable Withholding Agent shall make such deductions or withholdings, (ii) the applicable Withholding Agent shall pay the full amount deducted or withheld to the relevant Government Authority in accordance with applicable Government Rule and (iii) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 4.06) each Person entitled thereto receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) Payment of Other Taxes by the Borrower. In addition, but without duplication of the provisions of Section 4.06(a), the Borrower shall pay any Other Taxes to the relevant Government Authority in accordance with any applicable Government Rule.

(c) Indemnification by the Borrower. The Borrower shall indemnify KSURE, each KSURE Covered Facility Lender and the KSURE Covered Facility Agent, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by such Person on or with respect to any payment on account of any Obligation or required to be deducted or withheld from such payment and any Other Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.06), and any penalties, interest and reasonable expenses arising from, or with respect to, those Indemnified Taxes or Other Taxes, whether or not those Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. To claim any amount under this Section 4.06(c), KSURE, the KSURE Covered Facility Agent or KSURE Covered Facility Lenders (as applicable) must deliver to the Borrower (with a copy to the KSURE Covered Facility Agent) a certificate in reasonable detail as to the amount of such payment or liability, which certificate shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Government Authority pursuant to this Section 4.06, the Borrower shall deliver to the KSURE Covered Facility Agent the original or a certified copy of a receipt issued by such Government Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the KSURE Covered Facility Agent.

(e) Status of KSURE and Lenders. (i) KSURE, and each KSURE Covered Facility Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made hereunder, shall deliver to the Borrower and the KSURE Covered Facility Agent, at the time or times reasonably requested by the Borrower or the KSURE Covered Facility Agent, such properly completed and executed documentation reasonably requested by the Borrower or the KSURE Covered Facility Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, KSURE and any KSURE Covered Facility Lender, if reasonably requested by the Borrower or the KSURE Covered Facility Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the KSURE Covered Facility Agent as will enable the Borrower or the KSURE Covered Facility Agent to determine whether or not KSURE or such KSURE Covered Facility Lender, as applicable, is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.06(e)(ii)(A), (ii)(B) and (ii)(C) and Section 4.06(f) below) shall not be required if in KSURE’s or such KSURE Covered Facility Lender’s reasonable judgment, as applicable, such completion, execution or submission would subject KSURE or such KSURE Covered Facility Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of KSURE or such KSURE Covered Facility Lender.

(ii) Without limiting the generality of the foregoing:

A. each KSURE Covered Facility Lender that is a United States Person shall deliver to the KSURE Covered Facility Agent for transmission to the Borrower, on or prior to the date on which such KSURE Covered Facility Lender becomes a KSURE Covered Facility Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the KSURE Covered Facility Agent), executed copies of IRS Form W-9 certifying that such KSURE Covered Facility Lender is exempt from U.S. federal backup withholding tax;

B. KSURE and each KSURE Covered Facility Lender that is not a United States Person (including KSURE, for purposes of this paragraph) (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the KSURE Covered Facility Agent for transmission to the Borrower (but in the case of a Participant, only to the extent transmission to the Borrower is required under Section 11.04(d) (Assignments)), on or prior to the Closing Date (in the case of each KSURE Covered Facility Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the assignment and acceptance pursuant to which it becomes a KSURE Covered Facility Lender (in the case of each other KSURE Covered Facility Lender), and from time to time thereafter upon the reasonable request of the Borrower or the KSURE Covered Facility Agent, whichever of the following is applicable: (i) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Financing Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) executed copies of IRS Form W-8ECI; (iii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; (iv) executed copies of IRS Form W-8EXP; or (v) to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8EXP, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable, provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

C. each KSURE Covered Facility Lender, or KSURE, as the case may be, required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 4.06(e) hereby agrees, from time to time after the initial delivery by such KSURE Covered Facility Lenders or KSURE, as the case may be, of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such KSURE Covered Facility Lenders or KSURE, as the case may be, shall, upon reasonable request by the Borrower or the KSURE Covered Facility Agent, (i) promptly deliver to the KSURE Covered Facility Agent for transmission to the Borrower (but in the case of a Participant, only to the extent transmission to the Borrower is required under Section 11.04(d) (Assignments)) new copies of the applicable forms, certificates or other evidence, properly completed and duly executed by such KSURE Covered Facility Lender or KSURE, as the case may be, and such other documentation required under the Code and reasonably requested in writing by the Borrower or the KSURE Covered Facility Agent to confirm or establish that such KSURE Covered Facility Lender or KSURE, as the case may be, is not subject to (or is subject to reduced) deduction or withholding of United States federal income tax with respect to payments to such KSURE Covered Facility Lender or KSURE, as the case may be, under this Agreement, or (ii) notify the KSURE Covered Facility Agent and the Borrower (but in the case of a Participant, only to the extent transmission to the Borrower is required under Section 11.04(d)

(Assignments)) of its inability to deliver any such forms, certificates or other evidence. This Section 4.06(e) applies without duplication of the provisions of Section 4.06(f).

(f) FATCA. If a payment made to KSURE or a KSURE Covered Facility Lender under any Financing Document would be subject to U.S. federal withholding tax imposed by FATCA if KSURE or such KSURE Covered Facility Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), KSURE or such KSURE Covered Facility Lender shall deliver to the KSURE Covered Facility Agent at the time or times prescribed by Government Rule and at such time or times reasonably requested by the Borrower or the KSURE Covered Facility Agent such documentation prescribed by applicable Government Rule (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the KSURE Covered Facility Agent as may be necessary for the Borrower and the KSURE Covered Facility Agent to comply with their obligations under FATCA and to determine that KSURE or such KSURE Covered Facility Lender has complied with KSURE’s or such KSURE Covered Facility Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.06(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) FATCA Treatment. For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the KSURE Covered Facility Agent shall treat (and the KSURE Covered Facility Lenders hereby authorize the KSURE Covered Facility Agent to treat) this Agreement and the KSURE Covered Facility Loans as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(h) Refunds. If KSURE, the KSURE Covered Facility Agent or any KSURE Covered Facility Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.06, it shall pay to the Borrower an amount equal to such refund, net of all out-of-pocket expenses (including Taxes) incurred by KSURE, the KSURE Covered Facility Agent or such KSURE Covered Facility Lender, as the case may be, and without interest (other than interest paid by the relevant Government Authority with respect to such refund), provided that, (i) the Borrower, upon the request of KSURE, the KSURE Covered Facility Agent or such KSURE Covered Facility Lender (as the case may be), shall repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Government Authority) to KSURE, the KSURE Covered Facility Agent or such KSURE Covered Facility Lender in the event KSURE, the KSURE Covered Facility Agent or such KSURE Covered Facility Lender is required to repay such refund to such Government Authority, and (ii) in no event will KSURE, such KSURE Covered Facility Agent or KSURE Covered Facility Lender be required to pay any amount to the Borrower pursuant to this Section 4.06(h), the payment of which would place KSURE, such KSURE Covered Facility Agent or KSURE Covered Facility Lender in a less favorable net after-Tax position than KSURE, such KSURE Covered Facility Agent or KSURE Covered Facility Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require KSURE, the KSURE Covered Facility Agent or any KSURE Covered Facility Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.01 Incorporation of Representations and Warranties in the Common Terms Agreement. The Borrower makes to each of the KSURE Covered Facility Lenders, the KSURE Covered Facility Agent and the Common Security Trustee the representations and warranties set forth in Section 4 (Representations and Warranties) of the Common Terms Agreement on the dates set forth therein.

ARTICLE 6

CONDITIONS PRECEDENT

6.01 Conditions to Closing Date. The occurrence of the Closing Date and the effectiveness of the KSURE Covered Facility Commitments are subject to the satisfaction of each of the conditions precedent specified in Schedule 5.1 (Conditions to Closing Date) to the Common Terms Agreement, in each case to the satisfaction of each of the KSURE Covered Facility Lenders, unless, in each case, waived by each of the KSURE Covered Facility Lenders.

6.02 Conditions to KSURE Covered Facility Initial Advance. In addition to the conditions set forth in Section 6.04 (Conditions to Each KSURE Covered Facility Loan Borrowing), the obligation of each KSURE Covered Facility Lender to make available its KSURE Covered Facility Initial Advance is subject to the satisfaction of each of the following conditions precedent, in each case to the satisfaction of each of the KSURE Covered Facility Lenders, unless, in each case, waived by each of the KSURE Covered Facility Lenders:

(a) the conditions precedent specified in Schedule 5.2 (Conditions to the Initial Advance) to the Common Terms Agreement; and

(b) the KSURE Covered Facility Agent shall have received at least four (4) Business Days prior to the date of the KSURE Covered Facility Initial Advance an original copy of the KSURE Acceptance Letter, which shall be in full force and effect and to the satisfaction of the KSURE Facility Agent.

6.03 Conditions to Train 6 Initial Advance. In addition to the conditions set forth in Section 6.04 (Conditions to Each KSURE Covered Facility Loan Borrowing), the obligation of each KSURE Covered Facility Lender to make available its Train 6 Initial Advance is subject to the satisfaction of the conditions precedent specified in Schedule 5.3 (Conditions to Train 6 Initial Advance) of the Common Terms Agreement, in each case to the satisfaction of each of the KSURE Covered Facility Lenders, unless, in each case, waived by each of the KSURE Covered Facility Lenders.

6.04 Conditions to Each KSURE Covered Facility Loan Borrowing. The obligation of each KSURE Covered Facility Lender to make any of its KSURE Covered Facility Loans hereunder is subject to:

(a) the satisfaction of each of the conditions precedent specified in Schedule 5.4 (Conditions to Each Advance) to the Common Terms Agreement, in each case to the satisfaction of:

(i) in the case of the KSURE Covered Facility Initial Advance, each of the KSURE Covered Facility Lenders unless, in each case, waived by each of the KSURE Covered Facility Lenders;

(ii) in the case of the Train 6 Initial Advance, each of the KSURE Covered Facility Lenders unless, in each case, waived by each of the KSURE Covered Facility Lenders;

(iii) in the case of all Advances other than the KSURE Covered Facility Initial Advance and the Train 6 Initial Advance, the Majority Aggregate Secured Credit Facilities Debt Participants, unless waived by the Majority Aggregate Secured Credit Facilities Debt Participants; and

(b) KSURE shall have received that portion of the KSURE Premium due as of the date of such Advance as described in Section 3.11(b) (Fees) or arrangements have been made to pay such portion out of the proceeds of the Advance.

ARTICLE 7

COVENANTS

7.01 Incorporation of Common Terms Agreement. The Borrower agrees with each KSURE Covered Facility Lender, the KSURE Covered Facility Agent and the Common Security Trustee that it will perform or observe (as applicable) the obligations set forth in Section 6 (Affirmative Covenants), Section 7 (Negative Covenants) and Section 8 (Reporting Requirements) of the Common Terms Agreement in accordance with the terms thereof.

7.02 Exhibit E Updates. The Borrower agrees to update Exhibit E and to provide such updated Exhibit to the KSURE Covered Facility Agent (i) within ten (10) Business Days following the incurrence of any Replacement Debt or any prepayment of all or any portion of any KSURE Covered Facility Loan and (ii) on the date on which any Additional Advance occurs.

ARTICLE 8

DEFAULT AND ENFORCEMENT

8.01 Events of Default under the Common Terms Agreement. The Events of Default set forth in Section 9 (Events of Default for Secured Debt) of the Common Terms Agreement shall constitute Events of Default under this Agreement, subject to all of the provisions of such Sections in the Common Terms Agreement.

8.02 Claims under the KSURE Insurance Policy. Unless otherwise instructed in writing by the Required Lenders, the KSURE Covered Facility Agent shall, by written notice to KSURE, issue demand notices under the KSURE Insurance Policy if it is entitled to do so at such time pursuant to the KSURE Insurance Policy and exercise any and all rights and remedies available under the KSURE Insurance Policy.

8.03 Acceleration Upon Bankruptcy. If any Event of Default described in Section 9.7 (Bankruptcy; Insolvency) of the Common Terms Agreement occurs with respect to the Borrower, all outstanding KSURE Covered Facility Commitments, if any, shall automatically terminate and the outstanding principal amount of the outstanding KSURE Covered Facility Loans and all other Obligations shall automatically be and become immediately due and payable, in each case without notice, demand or further act of the KSURE Covered Facility Agent, KSURE, the Common Security Trustee or any other KSURE Covered Facility Secured Party.

8.04 Acceleration Upon Other Event of Default. (a) If any Event of Default occurs for any reason (except the occurrence of any Event of Default described in Section 9.7 (Bankruptcy; Insolvency) of the Common Terms Agreement with respect to the Borrower, for which provision is made in Section 8.03 (Acceleration Upon Bankruptcy)), whether voluntary or involuntary, and is continuing (after giving effect to any cure of the applicable Event of Default), the KSURE Covered Facility Agent may, or upon the direction of the Required Lenders shall, by written notice to the Borrower declare all or any portion of the outstanding principal amount of the KSURE Covered Facility Loans and other Obligations to be due and payable or all the KSURE Covered Facility Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such KSURE Covered Facility Loans and other Obligations that have been declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, as the case may be, and such outstanding KSURE Covered Facility Commitments shall terminate.

(b) Any declaration made pursuant to this Section 8.04 may, should the Required Lenders in their sole and absolute discretion so elect, be rescinded by written notice to the Borrower at any time after the principal of the KSURE Covered Facility Loans has become due and payable, but before any judgment or decree for the payment of the monies so due, or any part thereof, has been entered; provided that, no such rescission or annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereon.

8.05 Action Upon Event of Default. Subject to the terms of the Intercreditor Agreement, if any Event of Default occurs for any reason, whether voluntary or involuntary, and is continuing (after giving effect to any cure of the applicable Event of Default), the KSURE Covered Facility Agent may, or upon the direction of the Required Lenders shall, by written notice to the Borrower of its intention to exercise any remedies hereunder, under the other Financing Documents or at law or in equity, and without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived by the Borrower, exercise any or all of the following rights and remedies, in any combination or order that the KSURE Covered Facility

Agent or the Required Lenders may elect, in addition to such other rights or remedies as the KSURE Covered Facility Agent and the KSURE Covered Facility Lenders may have hereunder, under the other Financing Documents or at law or in equity:

(a) Without any obligation to do so, make disbursements or KSURE Covered Facility Loans to or on behalf of the Borrower to cure any Event of Default hereunder and to cure any default and render any performance under any Material Project Documents (or any other contract to which the Borrower is a party) as the Required Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the KSURE Covered Facility Lenders’ interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate, shall be repaid by the Borrower to the KSURE Covered Facility Agent on demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the KSURE Covered Facility Commitments;

(b) Apply or execute upon any amounts on deposit in any Account or any other monies of the Borrower on deposit with the KSURE Covered Facility Agent, any KSURE Covered Facility Lender or the Accounts Bank in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral; and

(c) Enter into possession of the Project and perform or cause to be performed any and all work and labor necessary to complete construction of the Project substantially according to the EPC Contracts or to operate and maintain the Project, and all sums expended by the KSURE Covered Facility Agent in so doing, together with interest on such total amount at the Default Rate, shall be repaid by the Borrower to the KSURE Covered Facility Agent upon demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the KSURE Covered Facility Commitments.

8.06 Application of Proceeds. Subject to the terms of the Intercreditor Agreement, any moneys received by the KSURE Covered Facility Agent from the Common Security Trustee after the occurrence and during the continuance of an Event of Default and the period during which remedies have been initiated shall be applied in full or in part by the KSURE Covered Facility Agent against the Obligations in the following order of priority (but without prejudice to the right of the KSURE Covered Facility Lenders, subject to the terms of the Intercreditor Agreement, to recover any shortfall from the Borrower):

(a) first, to payment of that portion of the Obligations constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including fees, costs and expenses of counsel) payable to the KSURE Covered Facility Agent, the Common Security Trustee, the Accounts Bank, or the Intercreditor Agent in their respective capacities as such;

(b) second, to payment of that portion of the Obligations constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including fees, costs and expenses of counsel and amounts payable under ARTICLE 4 (LIBOR and Tax Provisions) payable to the KSURE Covered Facility Lenders, ratably in proportion to the amounts described in this clause second payable to them, as certified by the KSURE Covered Facility Agent;

(c) third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including default interest) with respect to the KSURE Covered Facility Loans payable to the KSURE Covered Facility Lenders, ratably in proportion to the respective amounts described in this clause third payable to them, as certified by the KSURE Covered Facility Agent;

(d) fourth, to that principal amount of the KSURE Covered Facility Loans payable to the KSURE Covered Facility Lenders (in inverse order of maturity), ratably among the KSURE Covered Facility Lenders in proportion to the respective amounts described in this clause fourth held by them, as certified by the KSURE Covered Facility Agent; and

(e) fifth, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by applicable Government Rule.

ARTICLE 9

THE KSURE COVERED FACILITY AGENT

9.01 Appointment and Authority. (a) Each of the KSURE Covered Facility Lenders hereby appoints, designates and authorizes The Korea Development Bank, New York Branch as its KSURE Covered Facility Agent under and for purposes of each Financing Document to which the KSURE Covered Facility Agent is a party, and in its capacity as the KSURE Covered Facility Agent, to act on its behalf as Secured Debt Holder Group Representative and the Designated Voting Party (as defined in the Intercreditor Agreement) for the KSURE Covered Facility Lenders. The Korea Development Bank, New York Branch hereby accepts this appointment and agrees to act as the KSURE Covered Facility Agent for the KSURE Covered Facility Lenders in accordance with the terms of this Agreement. Each of the KSURE Covered Facility Lenders appoints and authorizes the KSURE Covered Facility Agent to act on behalf of such KSURE Covered Facility Lender under each Financing Document to which it is a party and in the absence of other written instructions from the Required Lenders received from time to time by the KSURE Covered Facility Agent (with respect to which the KSURE Covered Facility Agent agrees that it will comply, except as otherwise provided in this Section 9.01 or as otherwise advised by counsel, and subject in all cases to the terms of the Intercreditor Agreement), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the KSURE Covered Facility Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in any Financing Document, the KSURE Covered Facility Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the KSURE Covered Facility Agent have or be deemed to have any fiduciary relationship with any KSURE Covered Facility Lender or other KSURE Covered Facility Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Financing Document or otherwise exist against the KSURE Covered Facility Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the KSURE Covered Facility Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Government Rule. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The provisions of this ARTICLE 9 are solely for the benefit of the KSURE Covered Facility Agent and the KSURE Covered Facility Lenders, and neither the Borrower nor any other Person shall have rights as a third party beneficiary of any of such provisions other than the Borrower’s rights under Sections 9.07(a) and (b) (Resignation or Removal of KSURE Covered Facility Agent) and 9.12(b) (KSURE Insurance Policy).

9.02 Rights as a Lender or Secured Hedging Party. Each Person serving as the KSURE Covered Facility Agent hereunder or under any other Financing Document shall have the same rights and powers in its capacity as a Commercial Bank Lender, KEXIM Covered Facility Lender, KSURE Covered Facility Lender, Secured Hedging Party, or Gas Hedge Provider, as the case may be, as any other Commercial Bank Lender, KEXIM Covered Facility Lender, KSURE Covered Facility Lender, Secured Hedging Party, or Gas Hedge Provider, as the case may be, and may exercise the same as though it were not the KSURE Covered Facility Agent. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or Affiliates of the Borrower as if such Person were not the KSURE Covered Facility Agent hereunder and without any duty to account therefor to the KSURE Covered Facility Lenders.

9.03 Exculpatory Provisions. (a) The KSURE Covered Facility Agent shall not have any duties or obligations except those expressly set forth herein and in the other Financing Documents and the KSURE Insurance; provided that notwithstanding anything to the contrary in this Agreement or any other Financing Document, in the event of any conflict between the duties, responsibilities and obligations of the KSURE Covered Facility Agent under this Agreement and its duties, responsibilities and obligations under the KSURE Insurance, the duties, responsibilities and obligations of the KSURE Covered Facility Agent under the KSURE Insurance (subject to Section 9.12 (KSURE Insurance Policy)) shall prevail. Without limiting the generality of the foregoing, the KSURE Covered Facility Agent shall not:

(i) be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents and the KSURE Insurance that the KSURE Covered Facility Agent is required to exercise as directed in writing by KSURE or the Required Lenders (or such other number or percentage of the KSURE Covered Facility Lenders as shall be expressly provided for herein or in the other Financing Documents); provided that the KSURE Covered Facility Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the KSURE Covered Facility Agent to liability or that is contrary to any Financing Document or applicable Government Rule; or

(iii) except as expressly set forth herein and in the other Financing Documents and the KSURE Insurance, have any duty to disclose, nor shall the KSURE Covered Facility Agent be liable for any failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the KSURE Covered Facility Agent or any of its Affiliates in any capacity.

(b) The KSURE Covered Facility Agent shall not be liable for any action taken or not taken by it (i) with the prior written consent or at the request of KSURE or the Required Lenders (or such other number or percentage of the KSURE Covered Facility Lenders as may be necessary, or as the KSURE Covered Facility Agent may believe in good faith to be necessary, under the circumstances as provided in Section 11.01 (Amendments, Etc.)) or (ii) in the absence of its own gross negligence or willful misconduct. The KSURE Covered Facility Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the KSURE Covered Facility Agent in writing by the Borrower, KSURE or a KSURE Covered Facility Lender.

(c) The KSURE Covered Facility Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence or continuance of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document or any other agreement, instrument or document, or the perfection or priority of any Lien or security interest created or purported to be created by any Security Document, or (v) the satisfaction of any condition set forth in ARTICLE 6 (Conditions Precedent) or elsewhere herein, other than to confirm receipt of any items expressly required to be delivered to the KSURE Covered Facility Agent.

9.04 Reliance by KSURE Covered Facility Agent. The KSURE Covered Facility Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The KSURE Covered Facility Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a KSURE Covered Facility Loan that by its terms must be fulfilled to the satisfaction of any KSURE Covered Facility Lender, the KSURE Covered Facility Agent may presume that such condition is satisfactory to such KSURE Covered Facility Lender unless the KSURE Covered Facility Agent has received notice to the contrary from such KSURE Covered Facility Lender prior to the making of such KSURE Covered Facility Loan. The KSURE Covered Facility Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The KSURE Covered Facility Agent may perform any and all of its duties and exercise any and all its rights and powers hereunder or under any other Financing Document by or through any one or more sub-agents appointed by the KSURE Covered Facility Agent. The KSURE Covered Facility Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this ARTICLE 9 shall apply to any such sub-agent and to the Related Parties of the KSURE Covered Facility Agent, and shall apply to all of their respective activities in connection with their acting as or for the KSURE Covered Facility Agent.

9.06 Indemnification by the KSURE Covered Facility Lenders. Without limiting the obligations of the Borrower hereunder, each KSURE Covered Facility Lender agrees to indemnify the KSURE Covered Facility Agent and Related Parties thereof ratably in accordance with all its KSURE Covered Facility Commitments for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, which may at any time be imposed on, incurred by or asserted against the KSURE Covered Facility Agent or any of its Related Parties in any way relating to or arising out of this Agreement, the other Financing Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no KSURE Covered Facility Lender shall be liable for any of the foregoing to the extent they arise solely from the KSURE Covered Facility Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The KSURE Covered Facility Agent shall be fully justified in taking, refusing to take or continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the KSURE Covered Facility Lenders against any and all liability and expense which may be incurred by it by reason of taking, refusing to take or continuing to take any such action. Without limitation of the foregoing, each KSURE Covered Facility Lender agrees to reimburse, ratably in accordance with all its KSURE Covered Facility Commitments, the KSURE Covered Facility Agent promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the KSURE Covered Facility Agent in connection with the preparation, execution, administration, amendment, waiver, modification or enforcement of, or legal advice in respect of rights or responsibilities under, the Transaction Documents, to the extent that the KSURE Covered Facility Agent is not reimbursed promptly for such expenses by Borrower. The obligation of the KSURE Covered Facility Lenders to make payments pursuant to this Section 9.06 is several and not joint, and the same shall survive the payment in full of the Obligations and the termination of this Agreement.

9.07 Resignation or Removal of KSURE Covered Facility Agent. (a) The KSURE Covered Facility Agent may resign from the performance of all its functions and duties hereunder and under the other Financing Documents and the KSURE Insurance at any time by giving thirty (30) days’ prior written notice to the Borrower, the KSURE Covered Facility Lenders and KSURE. The KSURE Covered Facility Agent may be removed at any time (i) by the Required Lenders for such Person’s gross negligence or willful misconduct or (ii) by the Borrower, with the consent of the Required Lenders and KSURE, for such Person’s gross negligence or willful misconduct. In the event The Korea Development Bank, New York Branch is no longer the KSURE Covered Facility Agent, any successor KSURE Covered Facility Agent may be removed at any time with cause by the Required Lenders and KSURE. Any such resignation or removal shall take effect upon the appointment of a successor KSURE Covered Facility Agent, in accordance with this Section 9.07.

(b) Upon any notice of resignation by the KSURE Covered Facility Agent or upon the removal of the KSURE Covered Facility Agent pursuant to Section 9.07(a), the Required Lenders shall, with the consent of KSURE (such consent not to be unreasonably conditioned, delayed or withheld) appoint a successor KSURE Covered Facility Agent, hereunder and under each other Financing Document to which the KSURE Covered Facility Agent is a party, such successor KSURE Covered Facility Agent to be a commercial bank having a combined capital and surplus of at least one billion Dollars ($1,000,000,000); provided that, if no Default or Event of Default shall then be continuing, appointment of a successor KSURE Covered Facility Agent shall also be acceptable to the Borrower (such acceptance not to be unreasonably withheld, conditioned or delayed). The fees payable by the Borrower to a successor KSURE Covered Facility Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

(c) If no successor KSURE Covered Facility Agent has been appointed by the Required Lenders within thirty (30) days after the date such notice of resignation was given by such resigning KSURE Covered Facility Agent, or the Required Lenders elected to remove such Person, any KSURE Covered Facility Secured Party may petition any court of competent jurisdiction for the appointment of a successor KSURE Covered Facility Agent. Such court may thereupon, after such notice, if any, as it may deem proper, appoint a successor KSURE Covered Facility Agent, who shall serve as KSURE Covered Facility Agent hereunder and under each other Financing Document to which it is a party until such time, if any, as the Required Lenders appoint a successor KSURE Covered Facility Agent, as provided above.

(d) Upon the acceptance of a successor’s appointment as KSURE Covered Facility Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) KSURE Covered Facility Agent, and the retiring (or removed) KSURE Covered Facility Agent shall be discharged from all of its duties and obligations hereunder or under the other Financing Documents. After the retirement or removal of the KSURE Covered Facility Agent hereunder and under the other Financing Documents, the provisions of this ARTICLE 9 and Section 11.08 (Indemnification by the Borrower) shall continue in effect for the benefit of such retiring (or removed) Person, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Person was acting in its capacity as KSURE Covered Facility Agent.

9.08 No Amendment to Duties of KSURE Covered Facility Agent Without Consent. The KSURE Covered Facility Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Financing Document, including the KSURE Insurance, that affects its rights or duties hereunder or thereunder unless such KSURE Covered Facility Agent shall have given its prior written consent, in its capacity as KSURE Covered Facility Agent thereto.

9.09 Non-Reliance on KSURE Covered Facility Agent. Each of the KSURE Covered Facility Lenders acknowledges that it has, independently and without reliance upon the KSURE Covered Facility Agent, any other KSURE Covered Facility Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and make its extensions of credit. Each of the KSURE Covered Facility Lenders also acknowledges that it will, independently and without reliance upon the KSURE Covered Facility Agent, any other KSURE Covered Facility Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.

9.10 No Mandated Lead Arranger, Manager Duties. Anything herein to the contrary notwithstanding, no Mandated Lead Arranger or Manager shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the KSURE Covered Facility Agent or KSURE Covered Facility Lender hereunder.

9.11 Certain Obligations. The KSURE Covered Facility Agent shall:

(a) give prompt notice to each KSURE Covered Facility Lender and KSURE of receipt of each notice or request required or permitted to be given to the KSURE Covered Facility Agent by the Borrower pursuant to the terms of this Agreement or any other Financing Document (unless concurrently delivered to the KSURE Covered Facility Lenders and KSURE by the Borrower). The KSURE Covered Facility Agent will distribute to each KSURE Covered Facility Lender and KSURE each document or instrument (including each document or instrument delivered by the Borrower to the KSURE Covered Facility Agent pursuant to ARTICLE 5 (Representations and Warranties), ARTICLE 6 (Conditions Precedent) and ARTICLE 7 (Covenants)) received for the account of the KSURE Covered Facility Agent and copies of all other communications received by the KSURE Covered Facility Agent from the Borrower for distribution to the KSURE Covered Facility Lenders by the KSURE Covered Facility Agent in accordance with the terms of this Agreement or any other Financing Document.

(b) except as otherwise expressly provided in any other Financing Document, perform its duties in accordance with any instructions given to it by (i) KSURE or (ii) the KSURE Covered Facility Lenders or the Required Lenders, as the case may be, acting as instructed or approved by KSURE in writing, which instructions shall be binding on the KSURE Covered Facility Agent;

(c) if so instructed by (1) KSURE or (2) the KSURE Covered Facility Lenders or the Required Lenders, as the case may be, acting as instructed or approved by KSURE in writing, refrain from exercising any right, power, authority or discretion vested in it; and

(d) without additional charge or compensation, perform such calculations and furnish to KSURE and the KSURE Covered Facility Lenders information relating to the principal amount outstanding, the KSURE Premium due to KSURE, interest due, and such other matters as the KSURE Covered Facility Lenders or KSURE may reasonably request.

9.12 KSURE Insurance Policy.

(a) The KSURE Covered Facility Agent hereby declares that it holds and shall hold (i) the benefit of all representations, covenants, guarantees, indemnities and other contractual provisions given in favor of the KSURE Covered Facility Agent (other than any such benefits given to the KSURE Covered Facility Agent solely for its own benefit) by or pursuant to the KSURE Insurance Policy and (ii) any amount paid to or recovered by the KSURE Covered Facility Agent in respect of the enforcement of the benefits referred to in clause (i) above for the benefit of itself and the other KSURE Covered Facility Lenders.

(b) Neither the KSURE Covered Facility Agent nor any KSURE Covered Facility Lender shall consent to any amendment, modification or supplement to the KSURE Insurance Policy without the prior written consent of KSURE and the Borrower (which shall not be unreasonably withheld or delayed), provided, however, that no such Borrower consent shall be required for any such amendment, modification or supplement which becomes effective either by operation of law or through a modification of a KSURE rule or policy of general application, as the case may be.

(c) The KSURE Covered Facility Agent shall not consent to the assignment or transfer of KSURE’s rights or obligations pursuant to the KSURE Insurance Policy without the consent of each KSURE Covered Facility Lender.

(d) Each of the KSURE Covered Facility Lenders hereby acknowledges that it has full knowledge of all terms and conditions of the KSURE Insurance (including the General Terms and Conditions and the Special Terms and Conditions) and agrees to comply with all the provisions thereof.

9.13 Voting.

(a) Notwithstanding anything to the contrary contained in this Agreement, all votes to be taken by the KSURE Covered Facility Agent or any KSURE Covered Facility Lenders for the purpose of any determination under this Agreement or any Intercreditor Vote shall require the prior written consent of KSURE, the refusal of which shall be deemed to be a unanimous vote against the relevant action, decision or other matter, and the KSURE Covered Facility Agent shall cast its votes accordingly.

(b) As between KSURE, the KSURE Covered Facility Agent and the KSURE Covered Facility Lenders, KSURE shall be entitled to exercise all of the voting rights held by the KSURE Covered Facility Lenders under the Financing Documents.

9.14 KSURE Override.

(a) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall oblige any KSURE Covered Facility Lender to act (or omit to act) in a manner that is inconsistent with any requirement of KSURE under or in connection with the KSURE Insurance Policy and, in particular:

(i) the KSURE Covered Facility Agent shall be authorized to take all such actions as it may deem necessary to ensure that all requirements of KSURE under or in connection with the KSURE Insurance Policy are complied with; and

(ii) the KSURE Covered Facility Agent shall not be obliged to do anything if, in its opinion, to do so could result in a breach of any requirements of KSURE under or in connection with the KSURE Insurance Policy or affect the validity of the KSURE Insurance Policy.

(b) Nothing in this Section 9.14 shall affect the rights or obligations of the Borrower.

ARTICLE 10

SUBROGATION AND REIMBURSEMENT

10.01 KSURE Insurance Policy. In addition to any right of indemnification or subrogation KSURE may have at law, in equity or otherwise, the Borrower and the KSURE Covered Facility Agent (on behalf of the KSURE Covered Facility Lenders) acknowledge that, if KSURE is required to make any payment pursuant to the KSURE Insurance Policy (each such payment being a “KSURE Insurance Policy Payment”), KSURE shall be subrogated to all of the rights and remedies of any KSURE Covered Facility Lender receiving payment under the KSURE Insurance Policy in respect thereof under any Financing Document to the extent of any such KSURE Insurance Policy Payment, and that such rights of subrogation and the Borrower’s obligations hereunder to KSURE as subrogee shall, without double counting (including to the extent recoverable pursuant to any “Assignment” as defined in the KSURE Insurance Policy), constitute unpaid Obligations for the purposes of the Financing Document. In furtherance of the foregoing, the Borrower shall, without double counting (including to the extent recoverable pursuant to any “Assignment” as defined in the KSURE Insurance Policy) and on demand by KSURE or as KSURE may otherwise direct, reimburse KSURE for any KSURE Insurance Policy Payment made by KSURE from time to time and pay to KSURE in accordance with the terms of this Agreement an amount equal to any KSURE Insurance Policy Payment plus interest at the Default Rate for the period from the date such KSURE Insurance Policy Payment is made by KSURE until the same is reimbursed by the Borrower, upon demand by KSURE from time to time.

10.02 Obligations Unconditional. The obligations of the Borrower to reimburse KSURE and to pay the amount of interest required pursuant to Section 10.01 (KSURE Insurance Policy) are irrevocable and unconditional without regard to any circumstance whatsoever and shall not require any notice to the Borrower or any other Person.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.01 Amendments, Etc. (a) Subject to the terms of the Intercreditor Agreement, no consent, amendment, waiver or termination of any provision of this Agreement shall be effective unless in writing signed by the Borrower and the Required Lenders, and each such amendment, waiver, termination or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, without the consent of each KSURE Covered Facility Lender or, in connection with clause (vi)(x)(B) below, the Supermajority Lenders (in each case, other than any KSURE Covered Facility Lender that is a Loan Party, a Sponsor or an Affiliate or Subsidiary thereof), no such amendment, waiver, termination or consent shall:

(i) extend or increase any KSURE Covered Facility Commitment;

(ii) postpone any date scheduled for any payment of principal, fees or interest (as applicable) under Section 3.01 (Repayment of KSURE Covered Facility Loan Borrowings), Section 3.02 (Interest Payment Dates), Section 3.07 (Mandatory Prepayment), or Section 3.11 (Fees) or any date fixed by the KSURE Covered Facility Agent for the payment of fees or other amounts due to the KSURE Covered Facility Lenders (or any of them) hereunder;

(iii) reduce the principal of, or the rate of interest specified herein on, any KSURE Covered Facility Loan, or any Fees or other amounts (including any mandatory prepayments under Section 3.08 (Mandatory Prepayment)) payable to any KSURE Covered Facility Lender hereunder, other than interest payable at the Default Rate;

(iv) change the order of application of any reduction in any KSURE Covered Facility Commitments or any prepayment of KSURE Covered Facility Loans from the application thereof set forth in the applicable provisions of Section 2.04 (Termination or Reduction of Commitments), Section 3.07 (Optional Prepayment), Section 3.08 (Mandatory Prepayment), Section 3.12 (Pro Rata Treatment), or Section 3.13 (Sharing of Payments), respectively, in any manner;

(v) change any provision of this Section 11.01, the definition of Required Lenders, Supermajority Lenders, or any other provision hereof specifying the number or percentage of KSURE Covered Facility Lenders required to amend, waive, terminate or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

(vi) subject to all other provisions of this Section 11.01, release or allow release of (x) the Borrower from (A) all or (B) a material, portion of its obligations under this Agreement, the Common Terms Agreement or any Security Document, (y) all or a material portion of the Collateral from the Lien of any of the Security Documents (other than with respect to assets the conveyance, sale, lease, transfer or other disposal of which is permitted under Section 7.2(b) (Prohibition of Fundamental Changes) of the Common Terms Agreement), or (z) any guaranties or commitments (other than any KSURE Covered Facility Commitments) under or in connection with this Agreement, the Common Terms Agreement or any Security Document;

(vii) amend, modify, waive or supplement the terms of Section 11.04 (Assignments) of this Agreement or Section 2.7 (Train 6 Debt) of the Common Terms Agreement;

(viii) amend the definition of Permitted Indebtedness or KSURE Covered Facility Secured Parties; or

(ix) amend, modify or waive any of the matters listed on Schedule 1 (Unanimous Decisions) to the Intercreditor Agreement;

(b) No amendment, modification or supplement to this Agreement shall be effective without the prior written approval of KSURE. Each KSURE Covered Facility Lender shall provide written notice of any vote or action with respect to any consent, amendment, waiver or termination taken pursuant to this Agreement, or any other Financing Document, to the KSURE Covered Facility Agent with a copy to the Intercreditor Agent.

(c) No amendment, waiver, termination or consent of any provision of this Agreement shall, unless in writing and signed by the KSURE Covered Facility Agent or the Common Security Trustee, as applicable, in addition to the KSURE Covered Lenders required under Section 11.01(a), affect the rights or duties of, or any fees or other amounts payable to, the KSURE Covered Facility Agent or the Common Security Trustee.

(d) In the event that the KSURE Covered Facility Agent is required to cast a vote with respect to a decision under this Agreement or under the Intercreditor Agreement and in each other instance in which the KSURE Covered Facility Lenders are required to vote or make a decision, a vote shall be taken among the KSURE Covered Facility Lenders in the timeframe reasonably specified by the KSURE Covered Facility Agent (which timeframe shall expire no more than two (2) Business Days prior to the expiration of the time period specified in the notice provided by the Intercreditor Agent to the KSURE Covered Facility Agent pursuant to Section 4.4(a)(4) (Certain Procedures Relating to Modifications, Instructions, and Exercises of Discretion) of the Intercreditor Agreement)).

(e) Subject to Section 11.01(b) and (c), in the event any KSURE Covered Facility Lender does not cast its vote by the later of (i) the timeframe specified by the KSURE Covered Facility Agent pursuant to clause (c) above and (ii) ten (10) Business Days following receipt of the request for such vote, the Borrower shall be entitled to instruct the KSURE Covered Facility Agent to deliver a notice to such KSURE Covered Facility Lender, informing it that if it does not respond within an additional five (5) Business Days of the date of such notice (or such longer period as the Borrower may reasonably determine in consultation with the KSURE Covered Facility Agent), its vote shall be disregarded. If such KSURE Covered Facility Lender (A) has not advised the KSURE Covered Facility Agent within the time specified in the additional notice whether it approves or disapproves of the applicable decision or (B) has advised the KSURE Covered Facility Agent that it has determined to abstain from voting on such decision, such KSURE Covered Facility Lender shall be deemed to have waived its right to consent, approve, waive or provide direction with respect to such decision and shall be excluded from the numerator and denominator of such calculation for the purpose of determining whether the Required Lenders have made a decision with respect to such action. Such KSURE Covered

Facility Lender hereby waives any and all rights it may have to object to or seek relief from the decision of the KSURE Covered Facility Lenders voting with respect to such issue and agrees to be bound by such decision; provided, that the provisions of Sections 11.01(d) and (e) shall not apply to (i) any decision set forth in Section 11.01(a)(i) – (ix) or Schedule 1 (Unanimous Decisions) to the Intercreditor Agreement or (ii) any vote taken in accordance with Section 4.1(iv) (Majority Decisions) of the Intercreditor Agreement.

11.02 Entire Agreement. This Agreement, the other Financing Documents and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail.

11.03 Applicable Government Rule; Jurisdiction; Etc. (a) THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA WITHOUT ANY REFERENCE TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR, IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER FINANCING DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION IF APPLICABLE LAW DOES NOT PERMIT A CLAIM, ACTION OR PROCEEDING REFERRED TO IN THE FIRST SENTENCE OF THIS SECTION TO BE FILED, HEARD OR DETERMINED IN OR BY THE COURTS SPECIFIED THEREIN.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY

LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.03(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) Service of Process. Each party irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Person at its then effective notice addresses pursuant to Section 11.11 (Notices and Other Communications). Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Financing Document in the courts of any jurisdiction if applicable law does not permit a claim, action or proceeding referred to in the first sentence of Section 11.03(b) to be filed, heard or determined in or by the courts specified therein.

(e) Immunity. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably and unconditionally waives such immunity in respect of its obligations under the Financing Documents and, without limiting the generality of the foregoing, agrees that the waiver set forth in this Section 11.03(e) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and is intended to be irrevocable for purposes of such Act.

(f) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.03.

11.04 Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each of the KSURE Covered Facility Lenders and the KSURE Covered Facility Agent (and any attempted assignment or other transfer by the Borrower without such consent shall be null and void), and no KSURE Covered Facility

Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with Section 11.04(b), (ii) by way of participation in accordance with Section 11.04(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.04(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).

(b) Subject to this Section 11.04(b), any KSURE Covered Facility Lender may at any time after the date hereof assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its KSURE Covered Facility Commitment or the KSURE Covered Facility Loans at the time owing to it) (provided that, on the date of such assignment, such assignment would not result in an increase in amounts payable by the Borrower under Section 4.03 (Increased Costs) or Section 4.05 (Funding Losses), unless such increase in amounts payable measured on such date of assignment is waived by the assigning and assuming KSURE Covered Facility Lenders and such Eligible Assignee). Except in the case of (x) an assignment of the entire remaining amount of the assigning KSURE Covered Facility Lender’s KSURE Covered Facility Commitment and the KSURE Covered Facility Loans at the time owing to it or (y) an assignment to an Eligible Facility Lender, or an Affiliate of an Eligible Facility Lender, or an Approved Fund with respect to an Eligible Facility Lender, the sum of (1) the outstanding KSURE Covered Facility Commitments, if any, and (2) the outstanding KSURE Covered Facility Loans subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the KSURE Covered Facility Agent or, if “Trade Date” is specified in the Lender Assignment Agreement, as of the Trade Date) shall not be less than five million Dollars ($5,000,000) and, with respect to the assignment of the KSURE Covered Facility Loans, in integral multiples of one million Dollars ($1,000,000), unless the KSURE Covered Facility Agent otherwise consents in writing. Each partial assignment shall be made as an assignment of the same percentage of outstanding KSURE Covered Facility Commitment and outstanding KSURE Covered Facility Loans and a proportionate part of all the assigning KSURE Covered Facility Lender’s rights and obligations under this Agreement with respect to the KSURE Covered Facility Loan and the KSURE Covered Facility Commitment. The parties to each assignment shall execute and deliver to the KSURE Covered Facility Agent a Lender Assignment Agreement in the form of Exhibit C, together with a processing and recordation fee of three thousand five hundred Dollars ($3,500); provided that (A) no such fee shall be payable in the case of an assignment to an Eligible Facility Lender, an Affiliate thereof or an Approved Fund with respect to an Eligible Facility Lender, as applicable, and (B) in the case of contemporaneous assignments by a KSURE Covered Facility Lender to one or more Approved Funds managed by the same investment advisor (which Approved Funds are not then KSURE Covered Facility Lenders hereunder), only a single such three thousand five hundred Dollar ($3,500) fee shall be payable for all such contemporaneous assignments. If the Eligible Assignee is not an Eligible Facility Lender prior to such assignment, it shall deliver to the KSURE Covered Facility Agent an administrative questionnaire and all documentation and other information required by bank regulatory authorities under applicable “know your customer” requirements. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the KSURE Covered Facility Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the KSURE Covered Facility Agent, the applicable pro rata share of KSURE Covered Facility Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the KSURE Covered Facility Agent, and each other KSURE Covered Facility Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all KSURE Covered Facility Loans in accordance with its KSURE Covered Facility Loan Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Subject to acceptance and recording thereof by the KSURE Covered Facility Agent pursuant to Section 11.04(c), from and after the effective date specified in each Lender Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a KSURE Covered Facility Lender under this Agreement, and the assigning KSURE Covered Facility Lender shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the KSURE Covered Facility Lender’s rights and obligations under this Agreement, such KSURE Covered Facility Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 4.01 (LIBOR Lending Unlawful), Section 4.03 (Increased Costs), Section 4.05 (Funding Losses), Section 4.06 (Taxes), Section 11.06 (Costs and Expenses) and Section 11.08 (Indemnification by the Borrower) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that KSURE Covered Facility Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a KSURE Covered Facility Note to the assignee and/or a revised KSURE Covered Facility Note to the assigning KSURE Covered Facility Lender reflecting such assignment. Any assignment or transfer by a KSURE Covered Facility Lender of rights or obligations under this Agreement that does not comply with this Section 11.04(b) shall be treated for purposes of this Agreement as a sale by such KSURE Covered Facility Lender of a participation in such rights and obligations in accordance with Section 11.04(d). Upon any such assignment, the KSURE Covered Facility Agent will deliver a notice thereof to the Borrower (provided that failure to deliver such notice shall not result in any liability for the KSURE Covered Facility Agent); provided that, no assignment or transfer of any rights or obligations of a KSURE Covered Facility Lender shall be permitted without the prior written consent of KSURE.

(c) The KSURE Covered Facility Agent shall maintain the Register in accordance with Section 2.03(e) (Borrowing of Loans) above.

(d) Any KSURE Covered Facility Lender may at any time, without the consent of, or notice to, the Borrower or the KSURE Covered Facility Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person, or any Loan Party, any

Sponsor, any Material Project Party, any Person that is party to any Additional Material Project Document or any Affiliate or Subsidiary thereof) (each, a “Participant”) in all or a portion of such KSURE Covered Facility Lender’s rights or obligations under this Agreement (including all or a portion of its KSURE Covered Facility Commitment or the KSURE Covered Facility Loans owing to it); provided that (i) such KSURE Covered Facility Lender’s obligations under this Agreement shall remain unchanged, (ii) such KSURE Covered Facility Lender remains solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the KSURE Covered Facility Agent and the other KSURE Covered Facility Lenders shall continue to deal solely and directly with such KSURE Covered Facility Lender in connection with such KSURE Covered Facility Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each KSURE Covered Facility Lender shall be responsible for the indemnity under Section 9.06 (Indemnification by the KSURE Covered Facility Lenders) with respect to any payments made by such KSURE Covered Facility Lender to its Participant(s). Any agreement or instrument pursuant to which a KSURE Covered Facility Lender sells such a participation shall provide that such KSURE Covered Facility Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that, such agreement or instrument may provide that such KSURE Covered Facility Lender will not, without the consent of the Participant, but subject in all cases to KSURE’s rights hereunder, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 (Amendments, Etc.) that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.03 (Increased Costs), 4.05 (Funding Losses) and 4.06 (Taxes) (subject to the requirements and limitations therein, including the requirements under Section 4.06(e) (Taxes – Status of Lenders) (it being understood that any documentation required under Section 4.06 (Taxes) shall be delivered to the participating KSURE Covered Facility Lender)) to the same extent as if it were a KSURE Covered Facility Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.04 (Obligation to Mitigate) as if it were an assignee under paragraph (b) of this Section 11.04; and (B) shall not be entitled to receive any greater payment under Sections 4.03 (Increased Costs) or 4.06 (Taxes), with respect to any participation, than its participating KSURE Covered Facility Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each KSURE Covered Facility Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.04 (Obligation to Mitigate) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.14 (Right of Setoff) as though it were a KSURE Covered Facility Lender; provided that such Participant agrees to be subject to Section 3.13 (Sharing of Payments) as though it were a KSURE Covered Facility Lender. Each KSURE Covered Facility Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the KSURE Covered Facility Loans or other obligations under the Financing Documents (the “Participant Register”); provided that no KSURE Covered Facility Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Financing Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such KSURE Covered Facility Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the KSURE Covered Facility Agent (in its capacity as KSURE Covered Facility Agent) shall have no responsibility for maintaining a Participant Register.

(e) Any KSURE Covered Facility Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its KSURE Covered Facility Notes, if any) to secure obligations of such KSURE Covered Facility Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction; provided that, no such pledge or assignment shall release such KSURE Covered Facility Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such KSURE Covered Facility Lender as a party hereto.

(f) The words “execution,” “signed,” “signature,” and words of like import in any Lender Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Government Rule, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.05 Benefits of Agreement. (a) Except as provided in Section 11.05(b) below, nothing in this Agreement or any other Financing Document, express or implied, shall be construed to give to any Person, other than the parties hereto, each of their successors and permitted assigns under this Agreement or any other Financing Document, Participants to the extent provided in Section 11.04 (Assignments) and, to the extent expressly contemplated hereby, the Related Parties of each of the KSURE Covered Facility Agent, the Common Security Trustee and the KSURE Covered Facility Lenders, any benefit or any legal or equitable right or remedy under this Agreement.

(b) The parties agree that KSURE is hereby made an express third party beneficiary of, and is entitled to enforce all of its rights under, this Agreement.

11.06 Costs and Expenses. The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses incurred by each of the KSURE Covered Facility Agent, the Common Security Trustee and the KSURE Covered Facility Lenders and their Affiliates (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the KSURE Covered Facility Lenders and their Affiliates in each relevant jurisdiction (provided that, in the case of the continuation of an Event of Default, any KSURE Covered Facility Lender may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the

Borrower shall pay all reasonable fees, cost and expenses of such additional counsel), in connection with the preparation, negotiation, syndication, execution and delivery of this Agreement and the other Financing Documents; (b) all reasonable and documented out of pocket expenses incurred by the KSURE Covered Facility Agent, the Common Security Trustee and the KSURE Covered Facility Lenders (including all reasonable fees, costs and expenses of one counsel plus one local counsel for KSURE and their Affiliates in each relevant jurisdiction (provided that, in the case of the continuation of an Event of Default, any KSURE Covered Facility Lender may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel), in connection with any amendments, modifications or waivers of the provisions of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); (c) all reasonable and documented out-of-pocket expenses incurred by the KSURE Covered Facility Agent and the Common Security Trustee (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the KSURE Covered Facility Lenders and their Affiliates in each relevant jurisdiction (provided that, in the case of the continuation of an Event of Default, any KSURE Covered Facility Lender may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel), in connection with the administration of this Agreement and the other Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); and (d) all reasonable and documented out-of-pocket expenses incurred by the KSURE Covered Facility Secured Parties (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the KSURE Covered Facility Lenders and their Affiliates in each relevant jurisdiction (provided that, in the case of the continuation of an Event of Default, any KSURE Covered Facility Lender may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel), in connection with the enforcement or protection (other than in connection with assignment of KSURE Covered Facility Loans or KSURE Covered Facility Commitments) of their rights in connection with this Agreement and the other Financing Documents, including their rights under this Section 11.06, including in connection with any workout, restructuring or negotiations in respect of the Obligations. This provision of this Section 11.06 shall not supersede Sections 4.03 (Increased Costs) and 4.06 (Taxes). Notwithstanding the foregoing, in the event that the Common Security Trustee reasonably believes that a conflict exists in using one counsel, it may engage its own counsel.

11.07 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by the KSURE Covered Facility Agent and when the KSURE Covered Facility Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.08 Indemnification by the Borrower. (a) The Borrower hereby agrees to indemnify each KSURE Covered Facility Secured Party and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including all reasonable fees, costs and expenses of counsel or consultants for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of:

(i) the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration (other than expenses that do not constitute out-of-pocket expenses) or enforcement thereof;

(ii) any actual or alleged presence, Release or threatened Release of Hazardous Materials in violation of Environmental Laws or that could reasonably result in an Environmental Claim on or from the Project or any property owned or operated by the Borrower, or any Environmental Affiliate or any liability pursuant to an Environmental Law related in any way to the Project or the Borrower;

(iii) any actual or prospective claim (including Environmental Claims), litigation, investigation or proceeding relating to any of the foregoing, whether based on common law, contract, tort or any other theory, whether brought by a third party or by the Borrower or any of the Borrower’s members, managers or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Financing Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; or

(iv) any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by the Borrower, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by any KSURE Covered Facility Secured Party or Affiliates or Related Parties thereof;

provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) shall have arisen from a dispute between or among the Indemnitees or from a claim of an Indemnitee against another Indemnitee, which in either case is not the result of an act or omission of the Borrower or any of its Affiliates.

(b) To the extent that the Borrower for any reason fails to pay any amount required under Section 11.06 (Costs and Expenses) or Section 11.08(a) above to be paid by it to any of the KSURE Covered Facility Agent, the Common Security Trustee, any sub-agent thereof, or any Related Party of any of the foregoing, each KSURE Covered Facility Lender agrees to pay to the KSURE Covered Facility Agent, the Common Security Trustee, any such sub-agent, or such Related Party, as the case may be, such KSURE Covered Facility Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the KSURE Covered Facility Agent, the Common Security Trustee, or any sub-agent thereof in its capacity as such, or against any Related Party of any of the foregoing acting for the KSURE Covered Facility Agent, the Common Security Trustee, or any sub-agent thereof in connection with such capacity. The obligations of the KSURE Covered Facility Lenders under this Section 11.08(b) are subject to the provisions of Section 2.03 (Borrowing of Loans). The obligations of the KSURE Covered Facility Lenders to make payments pursuant to this Section 11.08(b) are several and not joint and shall survive the payment in full of the Obligations and the termination of this Agreement. The failure of any KSURE Covered Facility Lender to make payments on any date required hereunder shall not relieve any other KSURE Covered Facility Lender of its corresponding obligation to do so on such date, and no KSURE Covered Facility Lender shall be responsible for the failure of any other KSURE Covered Facility Lender to do so.

(c) All amounts due under this Section 11.08 shall be payable not later than ten (10) Business Days after demand therefor.

(d) The provisions of this Section 11.08 shall not supersede Sections 4.03 (Increased Costs) and 4.06 (Taxes).

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Financing Document, the interest paid or agreed to be paid under the Financing Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Government Rule (the “Maximum Rate”). If the KSURE Covered Facility Agent or any KSURE Covered Facility Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the KSURE Covered Facility Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the KSURE Covered Facility Agent or any KSURE Covered Facility Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Government Rule, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude prepayments and the effects thereof, and (c) amortize, pro-rate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 No Waiver; Cumulative Remedies. No failure by any KSURE Covered Facility Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Financing Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.11 Notices and Other Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or, except with respect to any notice of Default or Event of Default, sent by email to the address(es), facsimile number or email address specified for the Borrower, the KSURE Covered Facility Agent, the Common Security Trustee or the KSURE Covered Facility Lenders, as applicable, on Schedule 11.11.

(b) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; and notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications shall be effective as provided in Section 11.11(c).

(c) Unless otherwise prescribed, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not received during the normal business hours of the recipient, such notice or communication shall be deemed to have been received at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in Schedule 11.11 of notification that such notice or communication is available and identifying the website address therefor. Notwithstanding the above, all notices delivered by the Borrower to the KSURE Covered Facility Agent through electronic communications shall be followed by the delivery of a hard copy.

(d) Each of the Borrower, the KSURE Covered Facility Agent and the Common Security Trustee may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Any KSURE Covered Facility Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the KSURE Covered Facility Agent and the Common Security Trustee.

(e) The KSURE Covered Facility Agent, the Common Security Trustee and the KSURE Covered Facility Lenders shall be entitled to rely and act upon any written notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the KSURE Covered Facility Agent, the Common Security Trustee, the KSURE Covered Facility Lenders and the Related Parties of each of them for all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the KSURE Covered Facility Agent, the Common Security Trustee and the KSURE Covered Facility Lenders by the Borrower may be recorded by the KSURE Covered Facility Agent, the Common Security Trustee and the KSURE Covered Facility Lenders, as applicable, and each of the parties hereto hereby consents to such recording.

(f) The KSURE Covered Facility Agent agrees that the receipt of the communications by the KSURE Covered Facility Agent at its e-mail addresses set forth in Schedule 11.11 shall constitute effective delivery to the KSURE Covered Facility Agent for purposes of the Financing Documents. Each KSURE Covered Facility Lender agrees to notify the KSURE Covered Facility Agent in writing (including by electronic communication) from time to time of such KSURE Covered Facility Lender’s e-mail address(es) to which the notices may be sent by electronic transmission and that such notices may be sent to such e-mail address(es).

(g) Notwithstanding the above, nothing herein shall prejudice the right of the KSURE Covered Facility Agent, the Common Security Trustee and any of the KSURE Covered Facility Lenders to give any notice or other communication pursuant to any Financing Document in any other manner specified in such Financing Document.

(h) So long as The Korea Development Bank, New York Branch is the KSURE Covered Facility Agent, the Borrower hereby agrees that it will provide to the KSURE Covered Facility Agent all information, documents and other materials that it is obligated to furnish to the KSURE Covered Facility Agent pursuant to the Financing Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to any KSURE Covered Facility Loan Borrowing, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to any KSURE Covered Facility Loan Borrowing (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the KSURE Covered Facility Agent at the email addresses specified in Schedule 11.11. In addition, the Borrower agrees to continue to provide the Communications to the KSURE Covered Facility Agent in the manner specified in the Financing Documents but only to the extent requested by the KSURE Covered Facility Agent.

(i) So long as The Korea Development Bank, New York Branch is the KSURE Covered Facility Agent, the Borrower further agrees that the KSURE Covered Facility Agent may make the Communications available to the KSURE Covered Facility Lenders by posting the Communications on an internet website that may, from time to time, be notified to the KSURE Covered Facility Lenders (or any replacement or successor thereto) or a substantially similar electronic transmission system (the “Platform”). The costs and expenses incurred by the KSURE Covered Facility Agent in creating and maintaining the Platform shall be paid by Borrower in accordance with Section 11.06 (Costs and Expenses).

(j) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE KSURE COVERED FACILITY AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR

STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE KSURE COVERED FACILITY AGENT IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE KSURE COVERED FACILITY AGENT OR ANY AFFILIATE THEREOF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY KSURE COVERED FACILITY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR ANY AGENT PARTY’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

11.12 Patriot Act Notice. Each of the KSURE Covered Facility Lenders, the KSURE Covered Facility Agent and the Common Security Trustee hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such KSURE Covered Facility Lender, the KSURE Covered Facility Agent or the Common Security Trustee, as applicable, to identify the Borrower in accordance with the Patriot Act.

11.13 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the KSURE Covered Facility Agent, the Common Security Trustee or any KSURE Covered Facility Lender, or the KSURE Covered Facility Agent, the Common Security Trustee or any KSURE Covered Facility Lender (as the case may be) exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the KSURE Covered Facility Agent, the Common Security Trustee or such KSURE Covered Facility Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any bankruptcy or insolvency proceeding or otherwise, then (a) to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied by such payment shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each KSURE Covered Facility Lender severally agrees to pay to the KSURE Covered Facility Agent or the Common Security Trustee upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the KSURE Covered Facility Agent or the Common Security Trustee, as the case may be, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate. The obligations of the KSURE Covered Facility Lenders under this Section 11.13 shall survive the payment in full of the Obligations and the termination of this Agreement.

11.14 Right of Setoff. Each of the KSURE Covered Facility Lenders and each of their respective Affiliates is hereby authorized at any time and from time to time during the continuance of an Event of Default, to the fullest extent permitted by applicable Government Rule, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such KSURE Covered Facility Lender or any such Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other Financing Document to such KSURE Covered Facility Lender, irrespective of whether or not such KSURE Covered Facility Lender shall have made any demand under this Agreement or any other Financing Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such KSURE Covered Facility Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each of the KSURE Covered Facility Lender and their respective Affiliates under this Section 11.14 are in addition to other rights and remedies (including other rights of setoff) that such KSURE Covered Facility Lenders or their respective Affiliates may have. Each of the KSURE Covered Facility Lender agrees to notify the Borrower and the KSURE Covered Facility Agent promptly after any such setoff and application; provided that, the failure to give such notice shall not affect the validity of such setoff and application.

11.15 Severability. If any provision of this Agreement or any other Financing Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Financing Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.16 Survival. Notwithstanding anything in this Agreement to the contrary, Section 4.01 (LIBOR Lending Unlawful), Section 4.03 (Increased Costs), Section 4.06 (Taxes), Section 9.06 (Indemnification by the KSURE Covered Facility Lenders), Section 11.06 (Costs and Expenses), Section 11.08 (Indemnification by the Borrower) and Section 11.13 (Payments Set Aside) shall survive any termination of this Agreement. In addition, each representation and warranty made hereunder and in any other Financing Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties shall be considered to have been relied upon by the KSURE Covered Facility Secured Parties regardless of any investigation made by any KSURE Covered Facility Secured Party or on their behalf and notwithstanding that the KSURE Covered Facility Secured Parties may have had notice or knowledge of any Default or Event of Default at the time of the KSURE Covered Facility Loan Borrowing, and shall continue in full force and effect as of the date made or any date referred to herein as long as any KSURE Covered Facility Loan or any other Obligation hereunder or under any other Financing Document shall remain unpaid or unsatisfied.

11.17 Treatment of Certain Information; Confidentiality. The KSURE Covered Facility Agent, the Common Security Trustee, and each of the KSURE Covered Facility Lenders agree to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective shareholders, members, partners, directors, officers, employees, agents, advisors, auditors, insurers and representatives (provided that the Persons to whom such disclosure is made will be informed prior to disclosure of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it or to any Federal Reserve Bank or central bank in connection with a pledge or assignment pursuant to Section 11.04(d) (Assignments); (c) to the extent required by applicable Government Rule or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Financing Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder (including any actual or prospective purchaser of Collateral); (f) subject to an agreement containing provisions substantially the same as those of this Section 11.17, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, or any of its rights or obligations under this Agreement, (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower or (iii) any Person (and any of its officers, directors, employees, agents or advisors) that may enter into or support, directly or indirectly, or that may be considering entering into or supporting, directly or indirectly, either (A) contractual arrangements with the KSURE Covered Facility Agent, the Common Security Trustee, or such KSURE Covered Facility Lender, or any Affiliates thereof, pursuant to which all or any portion of the risks, rights, benefits or obligations under or with respect to any KSURE Covered Facility Loan or Financing Document is transferred to such Person or (B) an actual or proposed securitization or collateralization of, or similar transaction relating to, all or a part of any amounts payable to or for the benefit of any KSURE Covered Facility Lender under any Financing Document (including any rating agency); (g) with the consent of the Borrower (which consent shall not unreasonably be withheld or delayed); (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.17 or (ii) becomes available to the KSURE Covered Facility Agent, the Common Security Trustee, any KSURE Covered Facility Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any KSURE Covered Facility Lender, the Common Security Trustee or the KSURE Covered Facility Agent; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrower received by it from any KSURE Covered Facility Lender or the KSURE Covered Facility Agent or Common Security Trustee, as applicable). In addition, the KSURE Covered Facility Agent, the Common Security Trustee, and any KSURE Covered Facility Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the KSURE Covered Facility Agent, the Common Security Trustee and the KSURE Covered Facility Lenders in connection with the administration and management of this Agreement, the other Financing Documents, the KSURE Covered Facility Commitments, and the KSURE Covered Facility Loan Borrowings. For the purposes of this Section 11.17, “Information” means written information that is furnished by or on behalf of the Borrower, the Pledgor, the Sponsor or any of their Affiliates to the KSURE Covered Facility Agent, the Common Security Trustee or any KSURE Covered Facility Lender pursuant to or in connection with any Financing Document, relating to the assets and business of the Borrower, the Pledgor, the Sponsor or any of their Affiliates, but does not include any such information that (i) is or becomes generally available to the public other than as a result of a breach by the KSURE Covered Facility Agent, the Common Security Trustee or such KSURE Covered Facility Lender of its obligations hereunder, (ii) is or becomes available to the KSURE Covered Facility Agent, the Common Security Trustee or such KSURE Covered Facility Lender from a source other than the Borrower, the Pledgor, the Sponsor or any of their Affiliates, as applicable, that is not, to the knowledge of the KSURE Covered Facility Agent, the Common Security Trustee or such KSURE Covered Facility Lender, acting in violation of a confidentiality obligation with the Borrower, the Pledgor, the Sponsor or any of their Affiliates, as applicable or (iii) is independently compiled by the KSURE Covered Facility Agent, the Common Security Trustee or any KSURE Covered Facility Lender, as evidenced by their records, without the use of the Information. Any Person required to maintain the confidentiality of Information as provided in this Section 11.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.18 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Government Rule, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto or their Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any KSURE Covered Facility Loan or the use of the proceeds thereof. No party hereto or its Related Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

11.19 Waiver of Litigation Payments. To the extent that any party hereto may, in any action, suit or proceeding brought in any of the courts referred to in Section 11.03 (Applicable Government Rule; Jurisdiction, Etc.) or elsewhere arising out of or in connection with this Agreement or any other Financing Document to which it is a party, be entitled to the benefit of any provision of law requiring any other party hereto in such action, suit or proceeding to post security for the costs of such Person or to post a bond or to take similar action, each such Person hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of New York or, as the case may be, the jurisdiction in which such court is located.

11.20 Reinstatement. This Agreement and the obligations of the Borrower hereunder shall automatically be reinstated if and to the extent that for any reason any payment made pursuant to this Agreement is rescinded or must otherwise be restored or returned, whether as a result of any proceedings in bankruptcy or reorganization or otherwise with respect to the Borrower or any other Person or as a result of any settlement or compromise with any Person

(including the Borrower) in respect of such payment, and the Borrower shall pay the KSURE Covered Facility Secured Parties on demand all of their reasonable costs and expenses (including reasonable fees, expenses and disbursements of counsel) incurred by such parties in connection with such rescission or restoration.

11.21 No Recourse.

(a) Each KSURE Covered Facility Secured Party that is a party hereto acknowledges and agrees that the obligations of the Loan Parties under this Agreement and the other Financing Documents, including with respect to the payment of the principal of or premium or penalty, if any, or interest on any Obligations, or any part thereof, or for any claim based thereon or otherwise in respect thereof or related thereto, are obligations solely of the Loan Parties and shall be satisfied solely from the Security and the assets of the Loan Parties and shall not constitute a debt or obligation of the Sponsor or any of its respective Affiliates (other than the Loan Parties), nor of any past, present or future officers, directors, employees, shareholders, agents, attorneys or representatives of the Loan Parties, the Sponsor and their respective Affiliates (collectively (but excluding the Loan Parties), the “Non-Recourse Parties”).

(b) Each KSURE Covered Facility Secured Party that is party hereto acknowledges and agrees that, subject to Section 11.21(c), the Non-Recourse Parties shall not be liable for any amount payable under this Agreement or any Financing Document, and no KSURE Covered Facility Secured Party shall seek a money judgment or deficiency or personal judgment against any Non-Recourse Party for payment or performance of any obligation of the Loan Parties under this Agreement or the other Financing Documents.

(c) The acknowledgments, agreements and waivers set out in this Section 11.21 shall survive termination of this Agreement and shall be enforceable by any Non-Recourse Party and are a material inducement for the execution of this Agreement and the other Financing Documents by the Loan Parties.

11.22 Intercreditor Agreement. Any actions, consents, approvals, authorizations or discretion taken, given, made or exercised, or not taken, given, made or exercised by the Secured Debt Holder Group Representative in accordance with the Intercreditor Agreement shall be binding on each KSURE Covered Facility Lender. Notwithstanding anything to the contrary herein, in the case of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall govern.

11.23 Termination. This Agreement shall terminate and shall have no force and effect (except with respect to the provisions that expressly survive termination of this Agreement) if (a) either the KSURE Covered Facility Initial Advance or the incurrence of Replacement Debt does not occur on or prior to the first anniversary of the Closing Date (or such later date as may be agreed in writing by the KSURE Covered Facility Lenders) (b) all Obligations have been indefeasibly paid in full and all KSURE Covered Facility Commitments have been terminated and the KSURE Covered Facility Agent shall have given the notice required by Section 2.11(a) (Termination of Obligations) of the Common Terms Agreement.

11.24 Liability of KSURE. Neither KSURE nor any of its respective officers, directors, employees or representatives retained by KSURE in connection with the Financing Documents, will be liable or responsible for the use of proceeds of any Advance under this Agreement by the KSURE Covered Facility Agent or for any acts or omissions of any party to the Financing Documents (including, without limitation, the failure of any KSURE Covered Facility Lender to make KSURE Covered Facility Loans as required under this Agreement).

[Remainder of page intentionally blank. Next page is signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

SABINE PASS LIQUEFACTION, LLC, as the Borrower

By:	/s/ Lisa C. Cohen
Name:	Lisa C. Cohen
Title:	Treasurer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

THE KOREA DEVELOPMENT BANK, NEW YORK BRANCH, as the KSURE Covered Facility Agent

By:	/s/ Nakjoo Seong
Name: Nakjoo Seong
Title: General Manager

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

SOCIÉTÉ GÉNÉRALE, as the Common Security Trustee

By:	/s/ Roberto S. Simon
Name: Roberto S. Simon
Title: Managing Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

HANA BANK NEW YORK AGENCY, as a KSURE Covered Facility Lender

By:	/s/ Jong Deuk Baek
Name: Jong Deuk Baek
Title: General Manager

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

KEB BAHRAIN BRANCH, as a KSURE Covered Facility Lender
By: Korea Exchange Bank

By:	/s/ Kwang Seok, Kim
Name: Kwang Seok, Kim
Title: General Manager

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

KEB LONDON BRANCH, as a KSURE Covered Facility Lender
By: Korea Exchange Bank

By:	/s/ D.C. Chung
Name: D.C. Chung
Title: General Manager

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

KDB IRELAND LTD., as a KSURE Covered Facility Lender

By:	/s/ Min Byung Kim
Name: Min Byung Kim
Title: Managing Director

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

THE KOREA DEVELOPMENT BANK, as a KSURE Covered Facility Lender

By:	/s/ Ji Ho Kang
Name: Mr. Ji Ho Kang
Title: General Manager Project Finance Department II

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

THE KOREA DEVELOPMENT BANK NEW YORK BRANCH, as a KSURE Covered Facility Lender

By:	/s/ Nakjoo Seong
Name: Nakjoo Seong
Title: General Manager

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

NH INVESTMENT & SECURITIES CO. LTD., as a KSURE Covered Facility Lender

By:	/s/ Wonkyu Kim
Name: Wonkyu Kim
Title: President & CEO

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first above written.

SOCIÉTÉ GÉNÉRALE, as a KSURE Covered Facility Lender

By:	/s/ Adrien Deslandes
Name: Adrien Deslandes
Title: Project Export Finance Analyst

EXHIBIT A TO

AMENDED AND RESTATED KSURE COVERED FACILITY AGREEMENT

Definitions

“Additional Advance” means, as of the date of any KSURE Covered Facility Loan Borrowing, the amount of such KSURE Covered Facility Loan Borrowing to the extent such amount was not already included in the Projected Balance for the Fiscal Quarter (or portion thereof) in which such Additional Advance occurs.

“Agent Parties” has the meaning provided in Section 11.11(j) (Notices and Other Communications).

“Aggregate KSURE Covered Facility Commitment” means seven hundred fifty million Dollars ($750,000,000.00), as the same may be reduced in accordance with Section 2.04 (Termination or Reduction of Commitments).

“Agreement” has the meaning provided in the Preamble.

“Amortization Schedule” means the amortization schedule set forth in Schedule 3.01(a).

“Applicable Margin” means 1.30%.

“Approved Fund” means, with respect to any Eligible Facility Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Eligible Facility Lender or by an Affiliate of such investment advisor.

“Availability Period” means the period commencing on the date of the KSURE Covered Facility Initial Advance and ending on the earliest to occur of (a) the Project Completion Date, (b) the Initial Quarterly Payment Date and (c) the date KSURE terminates all KSURE Covered Facility Commitments (or such KSURE Covered Facility Commitments are automatically terminated) in accordance with the Financing Documents.

“Borrower” has the meaning provided in the Preamble.

“Break Costs” means the aggregate of LIBOR breakage expenses, prepayment indemnities or other similar amounts that will become payable by the Borrower in respect of any prepayment under the KSURE Covered Facility Agreement or any revocation of a notice of prepayment delivered under the KSURE Covered Facility Agreement.

“Change in Law” means, other than a KSURE Insurance Trigger Event, (a) the adoption or introduction of any law, rule, directive, guideline, decision or regulation after the Closing Date, (b) any change in law, rule, directive, guideline, decision or regulation or in the interpretation or application thereof by any Government Authority charged with its interpretation or administration after the Closing Date or (c) compliance by KSURE or by any lending office of KSURE, if any with any written request, guideline, decision or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily comply) of any Government Authority charged with its interpretation or administration made or issued after the Closing Date; and provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means the date on which conditions precedent in Section 6.01 (Conditions to Closing Date) have been satisfied or waived in accordance with the KSURE Covered Facility Agreement.

“Commitment Fee” has the meaning provided in Section 3.11(a) (Fees).

“Common Terms Agreement” means that Second Amended and Restated Common Terms Agreement, dated on or about the date hereof, by and among the Borrower, each Secured Debt Holder Group Representative party thereto, each Secured Hedge Representative party thereto, each Secured Gas Hedge Representative party thereto, the Common Security Trustee and the Intercreditor Agent.

“Communications” has the meaning provided in Section 11.11(h) (Notices and Other Communications).

“Default Rate” has the meaning provided in Section 3.04 (Post-Maturity Interest Rates; Default Interest Rates).

“Defaulting Lender” means a KSURE Covered Facility Lender which (a) has defaulted in its obligations to fund any KSURE Covered Facility Loan or otherwise failed to comply with its obligations under Section 2.01 (KSURE Covered Facility Loans), unless (x) such default or failure is no longer continuing or has been cured within three (3) Business Days after such default or failure or (y) such KSURE Covered Facility Lender notifies the KSURE Covered Facility Agent and the Borrower in writing that such failure is the result of such KSURE

Covered Facility Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower and/or the KSURE Covered Facility Agent that it does not intend to comply with its obligations under Section 2.01 (KSURE Covered Facility Loans) or has made a public statement to that effect or (c) has, or has a direct or indirect parent company that has, (x) become the subject of a proceeding under any Bankruptcy Code or any applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or (y) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that, for the avoidance of doubt, a KSURE Covered Facility Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any equity interest in that KSURE Covered Facility Lender or any direct or indirect parent company thereof by a Government Authority or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Government Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if Government Rule requires that such appointment not be publicly disclosed, in any case, where such action does not result in or provide such KSURE Covered Facility Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such KSURE Covered Facility Lender (or such Government Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such KSURE Covered Facility Lender.

“Eligible Assignee” means (a) any Eligible Facility Lender, (b) an Affiliate of any Eligible Facility Lender, and (c) any other Person (other than a natural person) approved by the KSURE Covered Facility Agent (not to be unreasonably withheld) and, unless an Event of Default shall then be continuing, with the consent of the Borrower (not to be unreasonably withheld); provided that the Borrower shall be deemed to have consented unless it shall object thereto by written notice to the KSURE Covered Facility Agent within five (5) Business Days after having received notice of the proposed assignment; provided, further, that, notwithstanding the foregoing, an Eligible Assignee shall not include any Defaulting Lender (as defined herein or any other Facility Agreement), Loan Party, the Sponsor, Blackstone, any Material Project Party or any Affiliate or Subsidiary of any of the foregoing.

“Eligible Facility Lender” means any of: (a) the Commercial Bank Lenders, (b) if applicable, the Train 6 Facility Lenders, (c) the KEXIM Covered Facility Lenders or (d) the KSURE Covered Facility Lenders.

“Eligible Transferee” means any bank or other financial institution which has a credit rating of A- or higher from S&P or A3 or higher from Moody’s.

“Excluded Taxes” means, with respect to any KSURE Covered Facility Lender, the KSURE Covered Facility Agent, KSURE or any other recipient of any payment to be made by or on account of any Obligation of the Borrower, (a) (i) income or franchise Taxes, in each case, imposed on (or measured by) its net income (however denominated) by the United States or by the jurisdiction (or any subdivision thereof) under the laws of which such Person is organized or in which its principal office is located or, in the case of KSURE or a KSURE Covered Facility Lender, in which its applicable lending office is located or (ii) any branch profits Taxes or any similar Taxes on retained earnings imposed by any jurisdiction described in clause (a)(i) that relates to such Person or any jurisdiction in which the Borrower is located, (b) in the case of any KSURE Covered Facility Lender, any U.S. federal withholding Tax that is imposed on amounts payable to any KSURE Covered Facility Lender with respect to an applicable interest in a KSURE Covered Facility Loan pursuant to a law in effect at the time any KSURE Covered Facility Lender becomes a party to the KSURE Covered Facility Agreement (other than pursuant to an assignment request by the Borrower under Section 4.04 (Obligation to Mitigate)) or, in the case of a KSURE Covered Facility Lender, changes its lending office (except to the extent that amounts with respect to such Taxes were payable either to any KSURE Covered Facility Lender’s assignor immediately before such assignee became a party hereto or to such KSURE Covered Facility Lender immediately before it changed its lending office), (c) Taxes attributable to KSURE’s or any KSURE Covered Facility Lender’s failure to comply with Section 4.06(e) (Taxes - Status of Lenders), (d) any United States federal withholding Tax imposed under FATCA and (e) Other Connection Taxes.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date of the KSURE Covered Facility Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any United States Department of Treasury regulation promulgated thereunder and published administrative guidance implementing such Sections and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided, that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any day that is a Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day for such transactions received by the KSURE Covered Facility Agent from three (3) federal funds brokers of recognized standing selected by the KSURE Covered Facility Agent.

“Fees” means, collectively, each of the fees payable by the Borrower for the account of KSURE, the KSURE Covered Facility Lenders or the KSURE Covered Facility Agent pursuant to Section 3.11 (Fees).

“Front-End Fee” has the meaning provided in Section 3.11(c)(Fees).

“Government Authority” means any supra-national, federal, state or local government or political subdivision thereof or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the Person or matters in question, other than KSURE (to the extent of its internal policies and procedures).

“Indemnified Taxes” means (a) Taxes imposed on or with respect to any payment made on account of any Obligation of the Borrower hereunder to the KSURE Covered Facility Agent, the Common Security Trustee, KSURE or any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder other than Excluded Taxes, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning provided in Section 11.08(a) (Indemnification by the Borrower).

“Information” has the meaning provided in Section 11.17 (Treatment of Certain Information; Confidentiality).

“Intercreditor Vote” means a vote with respect to any consent, waiver, approval, direction or other modification in accordance with the Intercreditor Agreement.

“Interest Payment Date” has the meaning provided in Section 3.02(a) (Interest Payment Dates).

“Interest Period” means the period beginning on the date on which a KSURE Covered Facility Loan is made pursuant to Section 2.03(a) (Borrowing of Loans) or on the last day of the immediately preceding Interest Period therefor, as applicable, and ending on the numerically corresponding day in the calendar month that is three (3) months thereafter (or, in the case of the first Interest Period for any KSURE Covered Facility Loan Borrowing, the number of days from such KSURE Covered Facility Loan Borrowing until the earlier of the first March 31, June 30, September 30 or December 31 following such KSURE Covered Facility Loan Borrowing); provided, however, that (i) if such Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is in a different calendar month, in which case such Interest Period shall end on the next preceding Business Day), (ii) any Interest Period that begins on the last Business Day of a month (or on a day for which there is no numerically corresponding day in the month at the end of such Interest Period) shall end on the last Business Day of the month at the end of such Interest Period, (iii) no Interest Period may end later than the Maturity Date, and (iv) any Interest Period for a Commercial Bank Loan which would otherwise end after the Maturity Date shall end on the Maturity Date.

“KSURE” has the meaning provided in the Preamble.

“KSURE Acceptance Letter” means an acceptance certificate whereby KSURE confirms that the KSURE Insurance Policy will be issued by KSURE and take effect, subject to the General Terms and Conditions and the Special Terms and Conditions, upon KSURE’s receipt of the KSURE Premium.

“KSURE Covered Facility Commitment” means, with respect to each KSURE Covered Facility Lender, the commitment of such KSURE Covered Facility Lender to make KSURE Covered Facility Loans, as set forth opposite the name of such KSURE Covered Facility Lender in the column entitled “KSURE Covered Facility Commitment” in Schedule 2.01, or if such KSURE Covered Facility Lender has entered into one or more Lender Assignment Agreements, set forth opposite the name of such KSURE Covered Facility Lender in the Register maintained by the KSURE Covered Facility Agent pursuant to Section 2.03(e) (Borrowing of Loans) as such KSURE Covered Facility Lender’s KSURE Covered Facility Loan Commitment, as the same may be reduced in accordance with Section 2.04 (Termination or Reduction of Commitments).

“KSURE Covered Facility Lenders” means those financial institutions identified on Schedule 2.01 and each other Person that acquires the rights and obligations of any such KSURE Covered Facility Lender pursuant to Section 11.04 (Assignments).

“KSURE Covered Facility Loan” has the meaning set forth in Section 2.01(a) (KSURE Covered Facility Loans).

“KSURE Covered Facility Loan Borrowing” means each disbursement of KSURE Covered Facility Loans by the KSURE Covered Facility Lenders (or the KSURE Covered Facility Agent on their behalf) on any single date to the Borrower in accordance with Section 2.03 (Borrowing of Loans) and Section 6 (Conditions Precedent).

“KSURE Covered Facility Loan Commitment Percentage” means, as to any KSURE Covered Facility Lender at any time, the percentage that such KSURE Covered Facility Lender’s KSURE Covered Facility Commitment then constitutes of the Aggregate KSURE Covered Facility Commitment.

“KSURE Covered Facility Notes” means the promissory notes of the Borrower, substantially in the form of Exhibit B evidencing KSURE Covered Facility Loans, in each case duly executed and delivered by an Authorized Officer of the Borrower in favor of each KSURE Covered Facility Lender, including any promissory notes issued by the Borrower in connection with assignments of any KSURE Covered Facility Loan of the KSURE Covered Facility Lenders, as they may be amended, restated, supplemented or otherwise modified from time to time.

“KSURE Covered Facility Secured Parties” means the KSURE Covered Facility Lenders, KSURE, the KSURE Covered Facility Agent, the Common Security Trustee and each of their respective successors and permitted assigns, in each case in connection with the KSURE Covered Facility Agreement or the KSURE Covered Facility Notes.

“KSURE Covered Facility Initial Advance” means the first KSURE Covered Facility Loan Borrowing.

“KSURE Insurance Policy” means the insurance policy for overseas business credit insurance, providing political and commercial cover for 100% of the aggregate KSURE Covered Facility Commitment, to be issued by KSURE in favor of the KSURE Covered Facility Agent (acting on behalf and for the benefit of the KSURE Covered Facility Lenders).

“KSURE Insurance “ means, collectively (i) the KSURE Insurance Policy, (ii) the general terms and conditions (the “General Terms and Conditions “) of medium and long term export insurance (buyer credit, syndicated loan, standard) of KSURE, (iii) the special terms and conditions (the “Special Terms and Conditions “) entered into between KSURE and the KSURE Covered Facility Agent (acting on behalf and for the benefit of the KSURE Covered Facility Lenders), and (iv) the KSURE Acceptance Letter.

“KSURE Insurance Policy Payment” has the meaning provided in Section 10.01 (Insurance).

“KSURE Premium” has the meaning provided in Section 3.11(b) (Fees).

“Lender Assignment Agreement” means a Lender Assignment Agreement, substantially in the form of Exhibit C.

“LIBOR” means, for any Interest Period for any LIBO Loan the rate per annum equal to (a) the rate determined by the KSURE Covered Facility Agent to be the offered rate that appears on the page of Reuters Screen LIBOR01 (or any successor thereto) that displays the London interbank offered rates as administered by ICE Benchmark Administration for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to an Interest Period that is three (3) months, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service is not available, the rate determined by the KSURE Covered Facility Agent to be the offered rate on such other page or other service that displays the London interbank offered rates as administered by ICE Benchmark Administration for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to an Interest Period that is three (3) months, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the KSURE Covered Facility Agent as the average rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Loan being made, continued or converted and with a term equivalent to an Interest Period that is three (3) months would be offered by the KSURE Covered Facility Agent (or its Affiliates) to major banks in the London interbank LIBOR market at its request at approximately 4:00 p.m. (London time) two (2) Business Days prior to the first day of such Interest Period; provided, however, if LIBOR as determined pursuant to clauses (a), (b) or (c), as applicable, is less than zero percent (0%), LIBOR shall be deemed zero percent (0%).

“Manager” means Hana Bank, New York Agency, in each case, not in its individual capacity, but as manager hereunder and any successors and permitted assigns.

“Mandated Lead Arranger” means The Korea Development Bank, in each case, not in its individual capacity, but as mandated lead arranger hereunder and any successors and permitted assigns.

“Maturity Date” means the earlier of (i) the second anniversary of the Project Completion Date or (ii) December 31, 2020.

“Maximum Rate” has the meaning provided in Section 11.09 (Interest Rate Limitation).

“Negotiation Period” has the meaning provided in Section 4.02 (Inability to Determine Interest Rates).

“Non-Consenting Lender” has the meaning provided in Section 4.04(d) (Obligation to Mitigate).

“Non-Recourse Parties” has the meaning provided in Section 11.21(a) (No Recourse).

“Non-U.S. Lender” has the meaning provided in Section 4.06(e) (Taxes - Status of Lenders).

“Obligations” means, collectively, (a) all Indebtedness, KSURE Covered Facility Loans, advances, debts, liabilities (including any indemnification or other obligations that survive the termination of the Financing Documents (excluding any Secured Debt Instrument other than the KSURE Covered Facility Agreement)), and all other obligations, howsoever arising (including Guarantee obligations), in each case, owed by the Borrower to the KSURE Covered Facility Secured Parties (or any of them) of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of the

Financing Documents (excluding any Secured Debt Instrument other than the KSURE Covered Facility Agreement), (b) any and all sums reasonably advanced by KSURE Covered Facility Agent in order to preserve the Collateral or preserve the security interest of the KSURE Covered Facility Secured Parties in the Collateral (including, but without duplication of the Borrower’s Obligation to repay the same, amounts described in the last sentence of the definition of Operation and Maintenance Expenses) and (c) in the event of any proceeding for the collection or enforcement of the obligations described in clauses (a) and (b) above, after an Event of Default shall have occurred and be continuing and the KSURE Covered Facility Loans have been accelerated pursuant to Section 8.03 (Acceleration Upon Bankruptcy) or Section 8.04 (Acceleration Upon Other Event of Default), the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by KSURE of its rights under the Security Documents, together with any necessary attorneys’ fees and court costs.

“Other Connection Taxes” means, with respect to any KSURE Covered Facility Lender, any KSURE Covered Facility Agent, KSURE or any other recipient of any payment to be made by or on account of any Obligation of the Borrower, Taxes imposed as a result of a former or present connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any KSURE Covered Facility Loan or Financing Document).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Financing Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.04 (Obligation to Mitigate)).

“Participant” has the meaning provided in Section 11.04(d) (Assignments).

“Participant Register” has the meaning provided in Section 11.04(d) (Assignments).

“Platform” has the meaning provided in Section 11.11(i) (Notices and Other Communications).

“Projected Balance” means, for any Fiscal Quarter (or portion thereof), the principal amount of the KSURE Covered Facility Loan that the Borrower expects to be outstanding in such Fiscal Quarter (or portion thereof) as shown in Exhibit E based on the Borrower’s current expectation as of the date of Closing Date, as such Exhibit E may be amended from time to time pursuant to Section 7.02 (Exhibit E Updates).

“Quarterly KSURE Premium” means, for any Fiscal Quarter (or portion thereof), (i) 0.45%, multiplied by (ii) the quotient of (A) the number of days in such Fiscal Quarter (or, (x) for purposes of the calculation of the Guarantee Premium payable on the Closing Date, the number of days from the Closing Date to the end of the Fiscal Quarter in which the Closing Date occurs, and (y) for purposes of the calculation under Section 3.11(b)(B) (Fees), the number of days from the date of the applicable Additional Advance to the end of the Fiscal Quarter in which such Additional Advance occurs), divided by (B) 360.

“Rate Determination Notice” has the meaning provided in Section 4.02 (Inability to Determine Interest Rates).

“Register” has the meaning provided in Section 2.03(e) (Borrowing of Loans).

“Required Lenders” means at any time, the KSURE Covered Facility Lenders holding in excess of fifty percent (50.00%) of the sum of (a) the aggregate undisbursed KSURE Covered Facility Commitments, plus (b) the then aggregate outstanding principal amount of the KSURE Covered Facility Loans (excluding in each such case any KSURE Covered Facility Lender that is a Defaulting Lender, a Loan Party, the Sponsor, a Material Project Party or an Affiliate or Subsidiary thereof, and each KSURE Covered Facility Commitment and any outstanding principal amount of any KSURE Covered Facility Loan of any such KSURE Covered Facility Lender).

“Starting Point of Credit” means the earlier of the date on which (a) the KSURE Covered Facility has been fully drawn and (b) Substantial Completion of Subproject 3 (as defined in the Stage 2 EPC Contract) has occurred.

“Substitute Basis” has the meaning provided in Section 4.02 (Inability to Determine Interest Rates).

“Supermajority Lenders” means at any time, KSURE Covered Facility Lenders holding in excess of sixty six and two-thirds percent (66.66%) of the sum of (a) the aggregate undisbursed KSURE Covered Facility Commitments, plus (b) the then aggregate outstanding principal amount of the KSURE Covered Facility Loans (excluding in each such case any KSURE Covered Facility Lender that is a Defaulting Lender, a Loan Party, the Sponsor, a Material Project Party or an Affiliate or Subsidiary thereof, and each KSURE Covered Facility Commitment and any outstanding principal amount of any KSURE Covered Facility Loan of any such KSURE Covered Facility Lender).

“Trade Date” has the meaning provided in Section 11.04(b) (Assignments).

“U.S. Tax Compliance Certificate” has the meaning provided in Section 4.06(e) (Taxes - Status of Lenders).

“United States Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“Withholding Agent” means the Borrower and the KSURE Covered Facility Agent.